CREDIT AGREEMENT

_________________________________________________

SUPERIOR PIPELINE COMPANY, L.L.C.,
as Borrower

BOKF, NA dba BANK OF OKLAHOMA,
as Administrative Agent and LC Issuer

and CERTAIN FINANCIAL INSTITUTIONS,
as Lenders

BOKF, NA dba BANK OF OKLAHOMA and BBVA COMPASS,
as Joint-Lead Arrangers

_________________________________________________

$200,000,000

May 10, 2018

i

Section 10.11. Notice of Default	91
Section 10.12. Successor Administrative Agent	92
Section 10.13. Disbursements of Loans; Payment and Sharing of Payment.	92
Section 10.14. Right to Perform, Preserve and Protect	95
Section 10.15. Additional Titled Agents	95
Section 10.16. Agreement to Assignment of ISDA Master Agreement	95
Section 10.17. Swap Obligations and Cash Management Obligations	95

ARTICLE XI - Miscellaneous	96

Section 11.1. Waivers and Amendments; Acknowledgments.	96
Section 11.2. Survival of Agreements; Cumulative Nature	98
Section 11.3. Notices; Effectiveness; Electronic Communication.	98
Section 11.4. Successors and Assigns; Joint and Several Liability.	100
Section 11.5. Confidentiality	104
Section 11.6. Governing Law; Submission to Process	105
Section 11.7. Limitation on Interest	105
Section 11.8. Severability	106
Section 11.9. Counterparts; Integration; Effectiveness	106
Section 11.10. Waiver of Jury Trial, Etc	106
Section 11.11. No Advisory or Fiduciary Responsibility	107
Section 11.12. USA PATRIOT Act Notice	108
Section 11.13. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	108
Section 11.14. Keepwell	108
Section 11.15. Matters Relating to Swap Agreement	109
Section 11.16. Release of Subsidiary Guarantees and Collateral.	109
Section 11.17. Form of Addendum and Joinder	12

Schedules and Exhibits:
Schedule 1    -    Lenders Schedule
Schedule 1.1        Permitted Investments
Schedule 3.6        Material Adverse Change; Indebtedness
Schedule 3.7        Other Obligations and Restrictions
Schedule 3.9        Litigation; Adverse Circumstances
Schedule 3.11        Environmental
Schedule 3.12        Names and Places of Business
Schedule 3.13        Subsidiaries
Schedule 3.19        Swap Agreements
Schedule 3.23        Material Real Property

Annex A    -    Detailed Calculations of Prior Period Consolidated EBITDA

Exhibit A    -    Promissory Note
Exhibit B    -    Borrowing Notice
Exhibit C    -    Compliance Certificate
Exhibit D    -    Opinion of Counsel to Restricted Persons
Exhibit E    -    Assignment and Assumption
Exhibit F    -    Form of Guaranty

v

CREDIT AGREEMENT
THIS CREDIT AGREEMENT is made as of May 10, 2018, by and among SUPERIOR PIPELINE COMPANY, L.L.C., a Delaware limited liability company (“Borrower”), BOKF, NA dba BANK OF OKLAHOMA, as Administrative Agent and LC Issuer, and the Lenders referred to below.
W I T N E S S E T H:
In consideration of the mutual covenants and agreements contained herein, in consideration of the Loans that may hereafter be made by Lenders and the Letters of Credit that may be issued by LC Issuer at the request of Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I - Definitions and References
Section 1.1.    Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:
“Adjusted Base Rate” means, on any day, the rate per annum equal to the sum of (a) the Applicable Margin for Base Rate Loans for such day, plus (b) the Alternate Base Rate for such day; provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.
“Adjusted LIBOR Rate” means, for any LIBOR Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Applicable Margin for LIBOR Loans for such day, plus (b) LIBOR; provided that the Adjusted LIBOR Rate shall never exceed the Highest Lawful Rate.
“Administrative Agent” means BOK in its capacity as Administrative Agent hereunder, and its successors in such capacity.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitment” means the Commitments of all Lenders.
“Agreement” means this Credit Agreement.
“Alternate Base Rate” means a variable rate, as of any date of determination, equal to the greatest of (a) the overnight cost of federal funds as announced by the U.S. Federal Reserve System plus 0.5% per annum, (b) the Prime Rate, and (c) the Thirty-Day LIBOR Rate plus 1.0% per annum (in this definition called the “Index”). The Index is not necessarily the lowest rate charged by Administrative Agent on its loans. If the Index becomes unavailable during the term of this Agreement, Administrative Agent may designate a substitute index after notifying

Borrower. Any change in the Alternate Base Rate will become effective as of the date the rate of interest is different from that on the preceding Business Day.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means, for any day, with respect to any Base Rate Loan or LIBOR Loan, or with respect to the Commitment Fee Rate or the Letter of Credit Fee Rate, as the case may be, the applicable rate per annum set forth in the grid below based upon the Funded Debt to EBITDA Ratio reflected in the most recent Compliance Certificate delivered to the Administrative Agent:

Applicable Margin
Pricing Level	Funded Debt to EBITDA Ratio	LIBOR Loans Letter of Credit Fee Rate	Base Rate Loans	Commitment Fee Rate
1	> 3.50x	3.25%	2.25%	0.50%
2	> 3.00x but < 3.50x	3.00%	2.00%	0.50%
3	> 2.50x but < 3.00x	2.50%	1.50%	0.375%
4	> 2.00x but < 2.50x	2.25%	1.25%	0.375%
5	< 2.00x	2.00%	1.00%	0.375%
Notwithstanding the forgoing, the Applicable Margin shall be deemed to be at Level 5 until the Borrower delivers to the Administrative Agent the Compliance Certificate and other deliverables required to be delivered concurrently therewith under the terms of this Agreement (including, but not limited to, the financial statements required to be delivered under Section 4.2(b)) for the fiscal quarter ending June 30, 2018. If the Funded Debt to EBITDA Ratio changes upon delivery of such financial statements and such other deliverables, any such change in the Applicable Margin will be effective as of the date on which any such financial statements and such other deliverables are delivered, irrespective of whether it is in the middle of an Interest Period or when notice of such change has been furnished to the Borrower.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, (i) if it is subsequently determined that the computation of the Funded Debt to EBITDA Ratio set forth in a Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason or (ii) if the Borrower fails to timely deliver any financial statements and/or Compliance Certificate pursuant to Section 4.2, and the result of (i) or (ii) is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Funded Debt to EBITDA Ratio been accurately determined or if the financial statements and Compliance Certificate had been timely delivered, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately or timely determined Funded Debt to EBITDA Ratio for such period, and any shortfall in the interest or fees theretofor paid by the Borrower for the relevant period pursuant to Section 2.5 and Section 2.11 as a result of the miscalculation of the Funded Debt to EBITDA Ratio or delay in delivery of financial statements and the Compliance Certificate shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.5 or Section 2.11, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full), in accordance with the terms of this Agreement; provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 8.1(j)(i), (ii) or (iii) has not occurred with respect to the Borrower, such shortfall shall be due and payable five (5) Business Days following the determination described above.
“Approved Counterparty” means a counterparty to a Swap Agreement that (a) is a Lender Counterparty or (b) is a Person whose senior unsecured long-term debt obligations are rated BBB+ or higher by S & P or Baa1 or higher by Moody’s.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.4), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C., as amended.
“Base Rate Loan” means any Loan that accrues interest by reference to the Adjusted Base Rate in accordance with the terms of this Agreement.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning given to such term in the preamble to this Agreement.
“Borrowing” means a borrowing of new Loans of a single Type (and, in the case of LIBOR Loans, with the same Interest Period) pursuant to Section 2.3 or a continuation or conversion of existing Loans into a single Type (and, in the case of LIBOR Loans, with the same Interest Period) pursuant to Section 2.3.
“BOK” means BOKF, NA dba Bank of Oklahoma.
“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower that meets the requirements of Section 2.3.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Tulsa, Oklahoma. Any Business Day in any way relating to LIBOR Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in Dollars are carried out in the interbank eurocurrency market.
“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP; provided, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under GAAP as of the Closing Date, notwithstanding any modifications or interpretative changes thereto that may occur. For the avoidance of doubt, any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Capital Lease.
“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.
“Cash Collateral” has the meaning given to such term in Section 2.14. “Cash Collateralize” has the correlative meaning.
“Cash Equivalents” means Investments in:
(a)marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;
(b)demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;
(c)repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;
(d)open market commercial paper, maturing within 270 days after acquisition thereof, which is rated at least P-1 by Moody’s or A-1 by S & P; and
(e)money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.
“Cash Management Lender” means any Lender or any Affiliate of any Lender that provides a Cash Management Service to any Restricted Person, in its capacity as a provider of such service. If a Person ceases to be a Lender or an Affiliate of a Lender, such Person shall nonetheless remain a Cash Management Lender, but only with respect to transactions entered into in such capacity during or prior to the time such Person was a Lender or an Affiliate of a Lender.
“Cash Management Obligation” means any obligation of any Restricted Person arising from time to time in respect of Cash Management Services heretofore, presently or hereafter entered into with a Cash Management Lender; provided that if any Person that was a Cash Management Lender ceases to be a Lender or an Affiliate of a Lender, the Cash Management Obligations shall only include such obligations to the extent arising from Cash Management Services provided to such Restricted Person during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any Cash Management Services provided to such Restricted Person after such Person ceases to be a Lender or an Affiliate of a Lender.
“Cash Management Services” means any banking services that are provided to any Restricted Person by a Cash Management Lender (other than pursuant to this Agreement), including (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.
“Casualty Event” means, with respect to any property of any Person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such Person receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” includes any such taking of all or any part of any property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any property of any Person or any part thereof by any Governmental Authority, civil or military.
“Change in Law” means the adoption or taking effect of, or any change in, any Law, or any change in the interpretation, administration or application of any Law by any Governmental

Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case, occurring after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following events:
(a)the Permitted Holders, either individually or collectively, shall cease (i) to be the owner (which ownership may be either direct or indirect) of at least 50% of all of the outstanding voting and economic Equity in Borrower or (ii) to Control Borrower;
(b)Unit Corporation shall cease to be the owner (which ownership may be either direct or indirect) of at least 30% of all of the outstanding voting and economic Equity in Borrower; or
(c)Borrower shall cease (i) to be the owner, either directly or indirectly, of 100% of all of the outstanding voting and economic Equity in each Guarantor or (ii) to Control each Guarantor, in each case unless pursuant to a transaction expressly permitted by this Agreement.
“Closing Date” means the date on which all of the conditions precedent set forth in Section 7.1 shall have been satisfied or waived.
“Closing Date Real Property” shall mean any Material Real Property owned by any Restricted Person on the Closing Date.
“Collateral” means all property of any kind that is subject to a Lien in favor of Lender Parties (or in favor of Administrative Agent for the benefit of Lender Parties) or that, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Secured Obligations.
“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operational.
“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 11.4, and “Commitments” means the Aggregate Commitment.
“Commitment Fee Rate” means, on any date, the rate per annum set forth in the definition of Applicable Margin.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have been terminated or the Loans first become due and payable in full).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Compliance Certificate” means a certificate in the form of Exhibit C.
“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) income and income based tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including under this Agreement), (iii) depletion and amortization expense; (iv) extraordinary or nonrecurring losses, expenses and charges, (v) fees and expenses incurred during such period in connection with this Agreement, and any actual issuance of any Indebtedness, or any actual acquisitions, investments, asset sales or divestitures permitted hereunder, (vi) any non-cash expenses associated with stock-based compensation, and (vii) all non-cash losses, charges and expenses, including any asset impairments, write-offs or write-downs; and minus without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and credits, (b) any extraordinary income or gains, (c) income tax credits (to the extent not netted from income tax expense) and (d) any other non-cash income.
Additionally, for any period of measurement, Consolidated EBITDA shall be increased by the amount of any applicable Material Project EBITDA Adjustments for such period.
As reflected in the calculations set forth on Annex A provided by the Borrower to the Administrative Agent and attached hereto, Consolidated EBITDA for the periods ending on or prior to June 30, 2018 shall be deemed to be (1) with respect to the quarter ending March 31, 2018, $13,150,000, (2) with respect to the quarter ending December 31, 2017, $13,055,000, and (3) with respect to the quarter ending September 30, 2017, $13,241,000.
“Consolidated Funded Debt” means all Consolidated Indebtedness of Borrower and its properly Consolidated Subsidiaries as described in clauses (a), (b), (c), (d)(ii) and (e) of the definition of Indebtedness.

“Consolidated Net Income” means, for any period, the Consolidated net income or loss of the Borrower for such period determined in accordance with GAAP.
“Consolidated Net Tangible Assets” shall mean with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual Consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts (i) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, and (ii) the value of any assets recognized under ASU 2014-09.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Cure Period” has the meaning assigned to such term in Section 8.6.
“Cure Right” has the meaning assigned to such term in Section 8.6.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both, constitute an Event of Default.
“Default Rate” means, at the time in question, (a) with respect to any LIBOR Loan, the rate per annum equal to 2.0% above the Adjusted LIBOR Rate then in effect for such Loan, and (b) with respect to any Base Rate Loan or other Obligation (except a LIBOR Loan), the rate per annum equal to 2.0% above the Adjusted Base Rate then in effect; provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.
“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any LC Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified Borrower, Administrative Agent or any LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such

Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to Borrower, each LC Issuer and each Lender.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any assignment, termination or close out of any Swap Agreement.
“Disqualified Capital Stock” means any Equity in a Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity in such Person (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity in such Person (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) Payment in Full.
“Distribution” means (a) any dividend, distribution or other payment made by a Restricted Person on or in respect of any Equity in such Restricted Person or any other Restricted Person, or (b) any payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Restricted Person or any other Restricted Person.

“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union (including, for the avoidance of doubt, the United Kingdom), Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.4(b)(iii)).
“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, toxic or hazardous substances, or solid or hazardous wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, toxic or hazardous substances, or solid or hazardous wastes.
“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.
“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any ERISA Affiliate and with respect to which any Restricted Person has a fixed or contingent liability.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Swap Obligation” means: (a) with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest or lien to secure, or the provision by such Guarantor of other support of, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and (b) with respect to Borrower, any Swap Obligation of another Restricted Person if, and to the extent that, all or a portion of the joint and several liability of Borrower with respect to, or the grant of Borrower of a security interest or lien to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s (in the case of (a)) or Borrower’s (in the case of (b)) failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such Guarantor, or provision of such credit support by such Guarantor, joint and several liability of Borrower, or grant of such security interest or lien by such Guarantor or Borrower, as applicable, becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or lien or credit support or joint and several liability, as applicable, is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans and existing Letter of Credit Liabilities at such time.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1.0%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.
“Fee Letter” means that certain Fee Letter dated as of May 9, 2018, between the Borrower and BOK pertaining to certain fees and expenses payable by the Borrower to BOK as set forth therein.
“Fiscal Quarter” means a 3-month period ending on March 31, June 30, September 30 or December 31 of any year.
“Fiscal Year” means a 12-month period ending on December 31 of any year.
“Flood Insurance Laws” means the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt to EBITDA Ratio” shall mean, as of any date, the ratio of Consolidated Funded Debt as of such date to Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied by Restricted Persons on and as of the date hereof. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to Administrative Agent, and Required Lenders, Administrative Agent and Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, permit, certificate, license, authorization or other enforceable directive or requirement, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. For the avoidance of doubt, for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the Security Documents, the definition of “Swap Agreement” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligation of such Guarantor.
“Guarantor” means Superior Pipeline Texas, L.L.C., Superior Appalachian Pipeline, L.L.C. and Preston County Gas Gathering, L.L.C., each of which has guaranteed the Secured Obligations pursuant to the Guaranty executed and delivered on the Closing Date and any other Person who has been accepted by Administrative Agent as a Guarantor that hereafter executes and delivers a Guaranty to Administrative Agent pursuant to Section 4.14.
“Guaranty” means (i) each guaranty agreement executed by a Guarantor(s) in substantially the form of Exhibit F on the Closing Date absolutely and unconditionally guarantying, on a joint and several basis, the timely repayment of the Secured Obligations and the due and punctual performance of the obligations of Borrower hereunder, as the same may be amended, modified or supplemented from time to time, and (ii) any other guaranty agreement executed by any Person in accordance with Section 4.14, as the same may be amended, modified or supplemented from time to time.
“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, toxic or hazardous substances or solid or hazardous wastes, or otherwise.
“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.
“Hydrocarbons” means crude oil, natural gas, drip gasoline, natural gasoline, condensate, distillate or other liquid or gaseous hydrocarbons and/or other minerals and all products refined or separated therefrom.
“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):
(a)Liabilities for borrowed money;
(b)Liabilities constituting an obligation to pay the deferred purchase price of property or services;
(c)Liabilities evidenced by a bond, debenture, note or similar instrument;
(d)Liabilities that (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);
(e)Capital Lease Obligations constituting principal under Capital Leases;
(f)Liabilities arising under conditional sales or other title retention agreements relating to property acquired by such Person;
(g)Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or other credit support, but excluding endorsements in the ordinary course of business of negotiable instruments in the course of deposit or collection;

(h)Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;
(i)Liabilities with respect to letters of credit or applications or reimbursement agreements therefore;
(j)Liabilities with respect to banker’s acceptances; or
(k)Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor other than pursuant to usual and customary customer payments;
provided, however, that the “Indebtedness” of any Person shall not include (i) Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 120 days past the original invoice or billing date therefor (except to the extent such Liabilities are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), and (ii) obligations with respect to surety or performance bonds and similar instruments entered into in the ordinary course of business in connection with the operation of the Midstream Assets or with respect to appeal bonds.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Financial Statements” means (a) Borrower’s audited Consolidated annual financial statements as of December 31, 2018, and (b) Borrower’s unaudited quarterly Consolidated financial statements as of March 31, 2018.
“Insolvent” means, with respect to any Person, that (a) such Person is insolvent (as such term is defined in the Bankruptcy Code, and with all terms used in this definition that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged, or (d) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur, debts that will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution of each Restricted Person against other Restricted Persons under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.
“Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date to (ii) consolidated cash interest expense of the Borrower and the other Restricted Persons for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each calendar month, (b) as to any LIBOR Loan, the last day of the applicable Interest Period, unless the Interest Period is greater than 3 months, in which case the last day of each 3-month interval shall also be an Interest Payment Date, and (c) the Maturity Date.
“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date 1, 2, 3 or 6 months thereafter, as selected by Borrower pursuant to Section 2.2; provided that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) Borrower may not select any Interest Period for a Loan that would extend beyond the Maturity Date.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.
“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of Equity, Indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.
“IRS” means the United States Internal Revenue Service.
“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit or license of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.
“LC Application” means any application for a Letter of Credit hereafter made by Borrower to any LC Issuer.
“LC Conditions” has the meaning given to such term in Section 2.9.
“LC Issuer” means BOK, or one or more banks, trust companies or other Persons in each case expressly identified by Administrative Agent and approved by Required Lenders and Borrower from time to time, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limiting Administrative Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Administrative Agent with respect to letter of credit exposure and agrees to provide regular reporting to Administrative Agent satisfactory to it with respect to such exposure.
“LC Sublimit” means $40,000,000.

“Lender Counterparty” means any Lender or any Affiliate of any Lender that is a party to a Specified Swap Agreement with any Restricted Person. If a Person ceases to be a Lender or an Affiliate of a Lender but remains a party to such Specified Swap Agreement, such Person shall nonetheless remain a Lender Counterparty, but only with respect to transactions entered into thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender.
“Lender Party” means each of the Administrative Agent, each LC Issuer and each Lender, and “Lender Parties” means all of them, collectively.
“Lenders” means each signatory hereto (other than Borrower and any other Restricted Person that is a party hereto), including BOK in its capacity as a Lender hereunder rather than as Administrative Agent or LC Issuer, and the successors of each such party as a Lender hereunder pursuant to Section 11.4.
“Lenders Schedule” means Schedule 1 hereto.
“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to any LC Issuer, the office, branch, or agency through which such LC Issuer issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.
“Letter of Credit” means a standby letter of credit issued for the account of a Restricted Person by an LC Issuer that expires by the Letter of Credit Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more successive periods of up to 12 months provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such expiration date (subject to notice to Borrower at least 30 days prior to such expiration date) and no renewal term may extend the term of the Letter of Credit to a date that is later than the Letter of Credit Termination Date.
“Letter of Credit Fee Rate” means, on any date, the rate per annum set forth in the definition of Applicable Margin.
“Letter of Credit Liabilities” means, at any time of calculation, the sum of (a) without duplication, the amount then available for drawing under all outstanding Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, plus (b) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all Letters of Credit and Supported Letters of Credit.
“Letter of Credit Termination Date” means the earlier of (a) 12 months after the date of issuance, increase, or extension of any Letter of Credit and (b) the 5th Business Day prior to the Maturity Date.
“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, a rate (expressed to the fifth decimal place) equal to (i) the rate of interest which is identified and normally published by ICE Benchmark Administration as the offered rate for loans in Dollars for the applicable Interest Period as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used), plus (ii) the maximum reserve requirement, if any, then imposed under Regulation D for “Eurocurrency Liabilities” (as defined therein); provided, however, that if LIBOR determined as provided above shall be less than zero, LIBOR shall be deemed to be zero for the purposes of this Agreement; provided further, however, that if the Borrower and a Lender or any Affiliate of a Lender have entered into a Swap Agreement in relation to the interest rate in respect of this Agreement, then LIBOR shall be as determined, irrespective if such determination is less than zero.
“LIBOR Loan” means any Loan that accrues interest by reference to the Adjusted LIBOR Rate in accordance with the terms of this Agreement.
“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any properly filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.
“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, the Fee Letter and all other agreements, certificates, documents, instruments and writings at any time executed and delivered by a Restricted Person in connection herewith or therewith (exclusive of term sheets and commitment letters), other than Specified Swap Agreements and any agreements relating to Cash Management Services.
“Loans” has the meaning given to such term in Section 2.1, and the term includes all Base Rate Loans and all LIBOR Loans.
“Major Systems” means (i) the Borrower's, Pittsburg Mills System, Segno System, Hemphill System, Cashion System, SnowShoe System, and Minco System and (ii) any System acquired by a Restricted Person pursuant to a Material Acquisition and any System constructed by a Restricted Person pursuant to a Material Project.

“Material Acquisition” means the acquisition of the Equity of a Person or the acquisition of assets from a Person after the Closing Date, in each case for a consideration of at least $15,000,000 (including Indebtedness assumed by the purchaser in such acquisition and the Borrower’s good faith estimate of the maximum amount of any deferred purchase price obligations (including contingent consideration payments) incurred in connection with such acquisition).
“Material Adverse Change” means a material and adverse change to (a) Borrower’s Consolidated financial condition, (b) the Restricted Persons’ business, assets, operations or properties, considered as a whole, (c) Borrower’s ability to timely pay the Secured Obligations or any Restricted Person’s ability to perform its material obligations under any Loan Document to which it is a party, or (d) the enforceability of the material terms of any Loan Document against any Restricted Person.
“Material Contract” means any contract or other arrangement to which any Restricted Person is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to cause a Material Adverse Change.
“Material Disposition” means the Disposition of the Equity of a Person or the Disposition of assets to a Person (other than the Borrower or another Restricted Person), in each case for a consideration of at least $15,000,000.
“Material Project” means a Permitted Business Expansion Project with respect to which one or more Restricted Persons has budgeted and is expected to make capital expenditures in excess of $10,000,000 in any single fiscal year.
“Material Project EBITDA Adjustment” means, with respect to each Material Project:
(a)prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) as the projected Consolidated EBITDA attributable to such Material Project (which shall be based upon the income forecasted for the first twelve months of operation from binding, non-contingent contracts less appropriate direct and indirect costs to realize such income, net of any actual Consolidated EBITDA attributable to such Material Project for such period), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not longer than 365 days, 75% and (v) longer than 365 days, 100%; and
(b)beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (a) above, which amount shall, for the avoidance of doubt, be net of any actual Consolidated EBITDA attributable to such Material Project for such period) multiplied by (i)(x) for the measurement period ending on the last day of the first full fiscal quarter after the Commercial Operation Date, 3/4; (y) for the measurement period ending on the last day of the second full fiscal quarter after the Commercial Operation Date, 1/2; and (z) for the measurement period ending on the last day of the third full fiscal quarter after the Commercial Operation Date, 1/4, in each case, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters;
provided that (y) not later than 15 days (or such shorter time as the Administrative Agent may agree in its sole discretion) prior to the delivery of a Compliance Certificate pursuant to Section 4.2(b) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with the covenants set forth in Article VI, the Borrower shall have delivered to the Administrative Agent a written request for Material Project EBITDA Adjustments setting forth (A) the scheduled Commercial Operation Date for such Material Project and (B) pro forma projections of Consolidated EBITDA and costs and expenses attributable to such Material Project and (z) promptly after request by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent such other supporting information reasonably requested by the Administrative Agent; and provided further that the aggregate amount of all Material Project EBITDA Adjustments during any measurement period shall be limited to 15% of the total actual Consolidated EBITDA reflected in the Compliance Certificate for such measurement period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).
“Material Real Property” shall mean, on any date of determination, any Real Property owned in fee (whether acquired in a single transaction or in a series of related transactions and including, for the avoidance of doubt, rights of way, easements, servitudes and similar interests in Real Property) having a fair market value as reasonably estimated by the Borrower (including the fair market value of (a) any improvements owned by any Restricted Person and located thereon and (b) with respect to gathering systems and pipelines, any rights of way, easements, servitudes, fixtures, equipment, improvements, permits, records and other Real Property appertaining thereto) on such date of determination exceeding U.S.$5.0 million; provided that all Real Property (including, for the avoidance of doubt, rights of way, easements, servitudes and similar interests in Real Property) upon which any pipeline or gathering system is situated or projected to be situated shall be deemed to be Material Real Property if such pipeline or gathering system, as applicable, has a fair market value exceeding U.S.$5.0 million.
“Maturity Date” means May 10, 2023, or, if earlier, the date upon which the Loans become due and payable in full, whether by acceleration or otherwise.

“Midstream Activities” shall mean (a) the purchase, sale, lease (as lessor or lessee), or other acquisition or disposition, ownership, construction, operation, maintenance, financing (as borrower), and development by the Borrower or the Borrower’s Restricted Subsidiaries of gathering, processing, treating, compression, dehydration, transportation, and marketing facilities and all related rights, assets, and interests, in each case, solely to the extent relating to Hydrocarbons or water; (b) the gathering, processing, treating, compression, dehydration, transportation, storage and marketing of Hydrocarbons or water through those facilities under contracts with shippers and other parties; and (c) regarding the forgoing, any other activities related or incidental thereto or in anticipation of it.
“Midstream Assets” shall mean, collectively, (i) all Systems and Operating Equipment, now or hereafter owned by any Restricted Person that are used in connection with the Midstream Activities of such Restricted Person, (ii) all inventory and all materials used or consumed in the processing of inventory, and all products thereof, now or hereafter located in or on, or stored in or on, transported through or otherwise related to the Restricted Person's Systems, including all inventory (as such term is used in the UCC) and such other property held by any Restricted Person for sale or lease (or in the possession of other Persons while on lease or consignment) or furnished or to be furnished under any service contract and all raw materials, work in process and materials and supplies used or consumed in any Restricted Person’s business, and returned or repossessed goods, together with any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of such goods of any Restricted Person related to a System, and any other document which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods that it covers, and all proceeds thereof and all accounts, contract rights and general intangibles under which such proceeds may arise, and together with all Liens and security interests securing payment of the proceeds of such inventory, including, but not limited to, those Liens and security interests provided for under statutes enacted in the jurisdictions in which the Systems are located, and (iii) all presently existing and hereafter created Hydrocarbon purchase agreements, Hydrocarbon sales agreements, supply agreements, raw material purchase agreements, product purchase agreements, product sales agreements, processing agreements, exchange agreements, gathering agreements, transportation agreements and other contracts and agreements which cover, affect, or otherwise relate to the transportation and/or processing of Hydrocarbons through or in a Restricted Person's System, and all other contracts and agreements (including, without limitation, equipment leases, maintenance agreements, electrical supply contracts and Swap Agreements) which cover, affect or otherwise relate to a Restricted Person's System, or any part thereof, together with any and all amendments, modifications, renewals or extensions (now or hereafter existing) to any of the foregoing (but in each case only to the extent of the Restricted Person’s interest therein).
“Midstream Assets Real Property Interests” shall have the meaning assigned to such term in Section 3.23(b).
“Moody’s” means Moody’s Investors Service, Inc., or its successor.
“Mortgage” means, collectively, any deeds of trust and/or mortgages now, heretofore or hereafter delivered by any Restricted Person to Administrative Agent in connection with this

Agreement or any transaction contemplated hereby to secure the payment of any part of the Secured Obligations.
“Mortgaged Property” means any Real Property of a Restricted Person subject to a Mortgage.
“Net Cash Proceeds” means cash proceeds received by any Restricted Person with respect to (x) any Casualty Event, (y) any issuance of Indebtedness not permitted by Section 5.1, or (z) any Disposition pursuant to Section 5.5(e) (including cash proceeds subsequently received (as and when received by any Restricted Person) in respect of noncash consideration initially received), to the extent the amount of such proceeds in the aggregate exceeds $15,000,000 in any fiscal year (it being understood that only the amount in excess of $15,000,000 in any fiscal year will be considered “Net Cash Proceeds”) net of (i) related expenses (including brokers’ fees or commissions, legal, accounting and other professional and transactional fees, taxes, including transfer and other taxes and the Borrower’s good faith estimate of income taxes, paid or payable in connection therewith); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated therewith (but any such amounts that are released from such reserve will constitute Net Cash Proceeds at the time of release); (iii) with respect to Dispositions, the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Disposition (but any such cash proceeds that are not used to make payments in respect of such unassumed liabilities within 90 days of such Disposition will constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts in respect of any Indebtedness for borrowed money that is secured by a senior Lien on the asset sold in such Disposition and that is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); and (v) other customary fees, commissions, costs and other expenses incurred in connection therewith.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, or amendment that requires the approval of all Lenders or all affected Lenders and has been approved by Required Lenders.
“Non-Funding Lender” means a Lender described in clause (a) of the definition of “Defaulting Lender”.
“Note” has the meaning given to such term in Section 2.1 and “Notes” means each Note made by the Borrower pursuant to Section 2.1, collectively.
“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all Letter of Credit Liabilities. “Obligation” means any part of the Obligations.
“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.
“Operating Equipment” shall mean all items or types of equipment or other personal property used or useful in connection with any System, whether now owned or hereafter acquired, for the sale, purchase, marketing, exchange, processing, treating, compressing, handling, refining, refrigeration, storing, transporting, transmitting or gathering of Hydrocarbons, including without limitation all pipelines, gas gathering lines, condensate pipelines, residue gas pipelines, fixtures, pipes, piping, pipe racks, tubing, vents, fittings, connections, regulators, gates, launchers, receivers, casing seals, casing insulators and casing vents, all joints, flanges, rods, gauges, all compressors and compressor, tank and pump sites, pumps, engines, loops, laterals, heaters, coolers, filters, refrigerators, dehydrators, extractors, measurement and pigging facilities, tanks, storage tanks, loading racks, scales, markers, including caution signs, aerial markers, navigable waterway marks, mile posts, and ground markers, cathodic or electric protection units and test stations, starters, motors, housing, leaders, orifices, skid-mounted equipment, exchangers, regenerators, reboilers, refrigeration equipment, separators, meters, generators, all other surface or underground facilities, all fences, all scrubbers, controls, pressure gauges and other gauges, all interconnections with other pipelines, all valves, block valves, side valves, blowdown valves, mainline valves, all test leads, all materials or gas products or by-products, processing, treating, fractionating, refining, refrigeration, gas gathering, storing, transporting, transmission, distribution, storing, delivering and/or marketing equipment, all other items or types of equipment and associated or component parts or supplies, including any and all machinery, tools, blueprints, plans, furniture, furnishings and fixtures, all spare parts, component parts, accessories, replacements or substitutions thereof and replacements therefor; and all appurtenances or any portion of any System and related facilities or their above-described associated or component parts as presently existing or as hereafter existing whether as a result of repair, replacement or addition and whether attached to, incorporated with such System and related facilities or used in connection with such System and related facilities.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Participant” has the meaning given to such term in Section 11.4(d).
“Participant Register” has the meaning given to such term in Section 11.4(d).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), which was signed into law October 26, 2001.
“Payment Account” means the account designated by Administrative Agent for the disbursement of Loans.
“Payment in Full” will occur upon (a) the termination or expiration of the Commitments, (b) indefeasible payment, in cash and in full, of all Obligations (other than contingent indemnification obligations and other contingent obligations not then due and payable), (c) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the applicable LC Issuer have been made), and (d) the expiration, novation or termination of all Specified Swap Agreements and payment in full of all obligations owing by any Restricted Person thereunder (other than such Specified Swap Agreements and Swap Obligations as to which other arrangements satisfactory to Administrative Agent and the applicable Swap Agreement counterparty have been made).
“Permitted Business Expansion Project” means an expansion of the Restricted Persons’ business through the construction of fixed or capital assets provided each of the following conditions are met:
(a)the assets of such expansion are (i) acquired and owned by such Restricted Person free and clear of all Liens other than Permitted Liens and (ii) pledged as Collateral pursuant to the terms of the Loan Documents, and the Administrative Agent is granted a first priority, perfected Lien therein (subject to Permitted Liens);
(b)substantially all of the constructed assets are Midstream Assets;
(c)the Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower setting forth a description of the project designated as a Permitted Business Expansion Project and a summary financial analysis supporting the decision to undertake such expansion of the Restricted Persons’ business through construction of fixed or capital assets;
(d)no Restricted Person, in connection with any such expansion, incurs or assumes any Indebtedness except to the extent permitted under Section 5.1;
(e)all transactions in connection therewith shall be consummated in accordance with all applicable Laws in all material respects of all applicable Governmental Authorities; and
(f)no Default or Event of Default then exists or would result therefrom, provided, however, that Permitted Business Expansion Project will not cover individual well connections made to any of the Restricted Persons’ then existing gathering systems.

“Permitted Holders” means Unit Corporation and SP Investor Holdings, LLC.
“Permitted Investments” means:
(a)Cash Equivalents;
(b)existing Investments described in the Schedule 1.1;
(c)Investments consisting of Swap Agreements permitted under Section 5.3;
(d)normal and prudent extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner;
(e)Investments made by a Restricted Person in another Restricted Person; and
(f)Investments after the Closing Date by Restricted Persons in Unrestricted Subsidiaries in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed an amount equal to the sum of, without duplication, (i) the greater of (A) $10,000,000 and (B) 5% of the Borrower's Consolidated Net Tangible Assets plus (ii) any return of capital actually received by the Restricted Persons in respect of investments previously made by them pursuant to this clause (f).
“Permitted Liens” means:
(a)statutory Liens for taxes, assessments or other governmental charges or levies that are not yet delinquent or as to which any grace period (not to exceed 60 days), if any, related thereto has not expired or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(b)landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens that do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;
(c)minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;
(d)Liens on cash or securities pledged to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business and not constituting Indebtedness;
(e)Liens under the Security Documents;

(f)with respect only to property subject to any particular Security Document, additional Liens burdening such property that are expressly allowed by such Security Document;
(g)easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Restricted Person for the purpose of wind development, roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure Indebtedness and that do not materially interfere with the future development of such property or with cash flow from such property;
(h)judgment and attachment Liens not giving rise to an Event of Default; provided that such Liens are being contested in good faith and by appropriate proceedings diligently pursued, no action to enforce such Lien has been commenced, and adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor;
(i)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislations;
(j)encumbrances on Midstream Assets consisting of terms, conditions, covenants, exceptions, limitations, servitudes, permits, surface leases, and other similar rights in respect of surface operations, easements, including easements for wind development, pipelines, streets, alleys, highways, telephone lines, power lines, railways, rights of way, zoning restrictions, restrictions on the use of real property, licenses, defects, deficiencies and irregularities in the title thereto, encroachments, protrusions and other similar charges or encumbrances, minor right-of-way gaps, the reservation in any original grant from any Governmental Authority of any land or interest therein and statutory exceptions to title and minor title deficiencies on or with respect to any pipeline system or other real property, in each case, whether now or hereafter in existence, that would not, individually or in the aggregate, be reasonably expected to materially interfere with the ordinary conduct of the business of the Restricted Persons or materially detract from the use of the property which they affect;
(k)(i) Liens on fixed or capital assets acquired, constructed or improved by a Restricted Person; provided that (A) such Liens secure Indebtedness permitted under Section 5.1(c), (B) such Liens and the Indebtedness secured thereby exist prior to or are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereafter, (C) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (D) the amount of Indebtedness secured thereby is not more than 100% of the purchase price plus reasonable costs and expenses in connection therewith, and (ii) Liens in the nature of precautionary financing statements filed against leased property by lessors holding Capital Lease Obligations included in Indebtedness permitted under Section 5.1(c) or by lessors under operating leases;
(l)Contractual Liens which arise in the ordinary course of business under joint venture agreement, contracts for the sale, transportation or exchange of oil and natural gas, marketing agreements, processing agreements, processing plant agreements, dehydration agreements, operating agreements, pipeline, gathering or transportation agreements, compression agreements, balancing agreements, construction agreements, disposal agreements, and other agreements which are usual and customary in the midstream business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(m)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution;
(n)Liens under any sale/leaseback transaction permitted by Section 5.12;
(o)in connection with the sale or transfer of any Equity or other assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(p)Liens securing Indebtedness permitted by Section 5.1(i);
(q)Liens on Equity of Unrestricted Subsidiaries; and
(r)Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder.
“Permitted Tax Distribution” has the meaning given to such term in Section 5.6.
“Person” means any natural person or any corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.
“Platform” has the meaning given to such term in Section 11.3(d)(i).
“Prime Rate” means, as of any date of determination, the rate of interest most recently published by The Wall Street Journal and designated as the “National Prime Rate”, as selected by Administrative Agent, as of any date of determination (in this definition called the “Index”), as calculated in accordance with Section 1.4. The Index is not necessarily the lowest rate charged by Administrative Agent on its loans. If the Index becomes unavailable during the term of this Agreement, Administrative Agent may designate a substitute index after notifying Borrower and Lenders. Any change in the Prime Rate will become effective as of the date the rate of interest is different from that on the preceding Business Day. Under no circumstances will the interest rate on the Loans be more than the Highest Lawful Rate.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage (carried out to the eighth decimal place) of the Aggregate Commitment represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.19. If the commitment of each Lender to make Loans and the obligation of each LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.1 or if the Commitments have expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on the Lenders Schedule or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Real Property” shall mean, collectively, all right, title and interest of a Restricted Person in and to any and all parcels of real property owned or leased by a Restricted Person together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Recipient” means (a) Administrative Agent, (b) any Lender, and (c) any LC Issuer, as applicable.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the equity holders, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Required Lenders” means Lenders having at least 50% of the Aggregate Commitment or, if the commitment of each Lender to make Loans and the obligation of each LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.1, Lenders holding in the aggregate at least 50% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Liabilities being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President of such Person (or, if such Person has no such officers and is a partnership or limited liability company, of a general partner, manager or member of such Person). Unless otherwise specified, all references to a Responsible Officer herein mean a Responsible Officer of Borrower.
“Restricted Persons” means, collectively, Borrower, each Guarantor and each Subsidiary of Borrower that becomes a Guarantor, and “Restricted Person” means any of the foregoing. Provided that any Subsidiary of Borrower that is an Unrestricted Subsidiary will not be deemed a Restricted Person.
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.
“Secured Obligations” means all Obligations, Cash Management Obligations and Swap Obligations under Specified Swap Agreements.
“Security Agreement” means a Security Agreement to be executed by each Restricted Person in favor of the Administrative Agent for the benefit of the Lenders in form and substance satisfactory to the Administrative Agent in its sole discretion.
“Security Documents” means each Guaranty, each Mortgage, each Security Agreement, each UCC financing statement and fixture filing and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.
“Settlement Date” has the meaning assigned to such term in Section 10.13(a).

“Specified Equity Contribution” means any direct or indirect Investment in Borrower pursuant to Section 8.6 in cash in the form of a capital contribution to Borrower or the purchase of Equity issued by Borrower, excluding Disqualified Capital Stock.
“Specified Swap Agreement” means any Swap Agreement in respect of interest rates, currency exchange rates, commodities, weather, power or emissions entered into by Borrower or any Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into (or, in respect of any Swap Agreement entered into prior to the Closing Date, any Person that is a Lender or any Affiliate of a Lender on the Closing Date, which has been designated as a “Specified Swap Agreement” by such Lender and Borrower or such Guarantor, by notice to the Administrative Agent not later than 15 days after the later of (i) the Closing Date and (ii) the execution and delivery by Borrower or such Guarantor of such Swap Agreement (or such later date agreed by the Administrative Agent and Borrower, but in no event more than 30 days after such later date referred to above); provided that for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the Security Documents, the definition of “Specified Swap Agreement” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligation of such Guarantor.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization that is directly or indirectly (through one or more intermediaries) controlled by or 50% or more owned by such Person; provided that associations, joint ventures or other relationships (a) that are established pursuant to a standard form operating agreement or similar agreement or that are partnerships for purposes of federal income taxation only, (b) that are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person.
“Support Agreement” has the meaning given to such term in Section 2.9.
“Supported Letters of Credit” means a Letter of Credit issued by an LC Issuer other than BOK.
“Swap Agreement” means, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
“Swap Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising,

evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
“System” shall mean, collectively, all gathering systems and/or pipeline systems, and all materials, equipment, and other property now or hereafter located on the Gathering System Premises or used or held for use, regardless of where the same are located, in connection with, or otherwise related to such gathering systems and/or pipeline systems and all equipment, including, but not limited to, all fittings, furnishings, appliances, apparatus, machinery, gas processing, treatment, storage, transportation, extraction fractionation, exchange and/or manufacturing facilities and units and other units, gas, liquid product and other storage tanks, liquid product truck loading terminals, and other gathering assets now or hereafter located on or in (or, whether or not located thereon or therein, used or held for use in connection with) such gathering systems or pipeline systems. For purposes of this definition, “Gathering System Premises” means the easements, rights-of-way, servitudes, fee tracts, real property, and permits, licenses, orders, certificates, and related instruments (collectively, and together with all of the property and other rights, privileges, interests, titles, estates, and claims appurtenant thereto, herein referred to as the “Easements”) and any strips and gaps within or adjoining any real property included in or covered by the Easements, all rights of ingress and egress to and from such real property, all easements, servitudes, rights-of-way, surface leases, fee tracts and other surface rights affecting said Easements, and all rights appertaining to the use and enjoyment of said Easements, rights, estates, titles, claims, and interests, including, without limitation, lateral support, drainage, mineral, water, oil and gas rights.
“Tax Returns” has the meaning given to such term in Section 3.18.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Thirty-Day LIBOR Rate” means a rate (expressed to the fifth decimal place) equal to (a) the rate of interest that is identified and normally published by ICE Benchmark Administration as the offered rate for loans in United States dollars for thirty-day periods as of 11:00 a.m. (London time) on each Business Day, plus (b) the maximum reserve requirement, if any, then imposed under Regulation D for “Eurocurrency Liabilities” (as defined therein). If ICE Benchmark Administration no longer reports the LIBOR or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market or if such index no longer exists or accurately reflects the rate available to Administrative Agent in the London Interbank Market, Administrative Agent may select a replacement index.
“Threshold Amount” means $2,000,000.
“Type” means, with respect to any Loan, the characterization of such Loan as either a Base Rate Loan or a LIBOR Loan.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 2.17(g)(ii)(B)(III).
“UCC” means the Uniform Commercial Code in effect in the State of Oklahoma from time to time or of any other state the laws of which are required to be applied in connection with the perfecting of security interests in any Collateral.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Subsidiary” means (i) any Subsidiary which Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary under Section 5.15 or (ii) that is a Subsidiary of an Unrestricted Subsidiary, excluding any such Subsidiary that is subsequently re-designated as a Restricted Subsidiary in accordance with this Agreement.
“Unused Availability” means, at any time of determination, an amount equal to the Aggregate Commitment minus the Facility Usage.
“Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the Facility Usage on such day, and the denominator of which is the Aggregate Commitment.
“Withholding Agent” means Borrower and Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2.    Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.
Section 1.3.    Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a Person’s “discretion” means its sole and absolute discretion. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and

Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law, as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used.
Section 1.4.    Computations and Determinations. Other than calculations in respect of interest accruing by reference to the Base Rate or Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Base Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest. The date of payment of a Base Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent, all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.
Section 1.5.    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.6.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
Section 1.7.    Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.
Section 1.8.    Pro Forma Calculations; Financial Covenant Compliance.

(a)For purposes of determining compliance with any ratio set forth herein, Material Acquisitions and Material Dispositions that have been made by any Restricted Person during the reference period for which the calculation of such ratio is made shall be given pro forma effect as if all such Material Acquisitions and Material Dispositions (and all related financing transactions) had occurred on the first day of the reference period. Additionally, if since the beginning of such reference period any Person that subsequently became a Restricted Person or was merged with or into the Borrower or any other Restricted Person since the beginning of such reference period shall have made any Material Acquisition or Material Disposition that would have required adjustment pursuant to this provision, then such ratio shall be calculated giving pro forma effect thereto for such reference period as if such Material Acquisition or Material Disposition had occurred at the beginning of the reference period; provided that (i) for any Material Acquisition with at least six (6) months of historical operating data, the pro forma calculations will utilize the historical operating data (annualized as necessary) plus an allowance at the discretion of the Administrative Agent that shall not exceed 5% of such historical data, and (y) for any Material Acquisition with less than six (6) months of historical operating data, the pro forma calculations will utilize a combination of historical operating data annualized and adjustments mutually agreed between the Borrower and the Administrative Agent.
(b)For purposes of the calculations referred to herein and subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, whenever pro forma effect is to be given to a transaction, the pro forma calculations (including any cost savings associated therewith) shall be made in good faith by a Responsible Officer of the Borrower. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower and a Responsible Officer of the Borrower, to reflect any operating expense reductions and other operating improvements or synergies projected in good faith to result from any acquisition, amalgamation, merger or operational change; provided that (x) such operating expense reductions and other operating improvements or synergies are reasonably identifiable, factually supportable, and reasonably expected to be realized over the relevant period to which the pro forma calculations relate, (y) with respect to operational changes (not resulting from an acquisition), such actions are taken or committed to be taken during the reference period, and (z) the Borrower delivers to the Administrative Agent, upon its request, a certificate setting forth such operating expense reductions and other operating improvements or synergies.
ARTICLE II - The Loans and Letters of Credit
Section 2.1.    Commitments to Lend; Notes. Subject to the terms and conditions set forth herein, each Lender agrees to make loans to Borrower (herein called such Lender’s “Loans”) upon Borrower’s request from time to time during the Commitment Period; provided that (a) subject to Sections 2.16 and 2.19, Loans of the same Type shall be made by Lenders in accordance with their respective Pro Rata Shares and as part of the same Borrowing, and (b) after giving effect to such Loans, the Facility Usage does not exceed the Aggregate Commitment then in effect. The aggregate amount of all Loans (other than Loans made pursuant to Section 2.12) in any Borrowing must be greater than or equal to (a) in the case of LIBOR Loans, $1,000,000 or any higher integral multiple of $100,000, (b) in the case of Base Rate Loans, $200,000 or any higher integral multiple of $100,000, or (c) must equal the remaining Unused Availability. Interest on each Loan shall accrue and be due and payable as provided herein. Each Loan shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall, at the request of such Lender, be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to such Lender or its registered assigns in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.
Section 2.2.    LIBOR Election. Borrower may request that Loans in a Borrowing permitted to be made hereunder be LIBOR Loans, that outstanding portions of Loans in a Borrowing permitted to be made hereunder be converted to LIBOR Loans and that all or any portion of a Borrowing of LIBOR Loans be continued as LIBOR Loans upon expiration of the applicable Interest Period. Any such request will be made by submitting a Borrowing Notice to Administrative Agent. Once given, and except as provided in Section 2.16, a Borrowing Notice shall be irrevocable and Borrower shall be bound thereby. Upon the expiration of an Interest Period, in the absence of a new Borrowing Notice submitted to Administrative Agent not less than 3 Business Days prior to the end of such Interest Period, the LIBOR Loans then maturing shall be automatically converted to Base Rate Loans. Loans that are not requested as LIBOR Loans in accordance with this Section 2.2 shall be Base Rate Loans. No more than 6 LIBOR Loans shall be outstanding at any time.
Section 2.3.    Requests for New Loans; Continuations; Conversions. Borrower must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Lenders or continuations or conversions of existing Loans. Each such notice constitutes a “Borrowing Notice” hereunder and must:
(a)specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new LIBOR Loans, the date on which such LIBOR Loans are to be advanced (which date shall be the first day of the Interest Period that is to apply thereto), and the length of the applicable Interest Period; and
(b)be received by Administrative Agent not later than 12:00 noon on (i) the day on which any such Base Rate Loans are to be made, or (ii) the 3rd Business Day preceding the day on which any such LIBOR Loans are to be made.
Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in Tulsa,

Oklahoma, the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Each Lender at its option may make any Loan by causing any domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may in its discretion assume that such Lender has made such share available on such date in accordance with this Section 2.3 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender agrees to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.
Section 2.4.    Use of Proceeds. Borrower shall use all Loans to finance capital expenditures and acquisitions, to provide working capital for its operations and for other general corporate purposes, including the issuance of Letters of Credit to Restricted Persons. Borrower shall use all Letters of Credit for its general corporate purposes. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes (but excluding costs associated with use of land due to Borrower’s operation) or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
Section 2.5.    Interest Rates and Fees; Payment Dates.
(a)Interest Rates. Subject to subsection (b) below, from and following the Closing Date depending upon Borrower’s election from time to time, subject to the terms hereof, to have Borrowings of the Loans accrue interest determined by reference to the Adjusted Base Rate or the Adjusted LIBOR Rate, the principal amount of the Loans outstanding from day to day and the principal amount of the other Obligations outstanding from day to day shall bear interest at the applicable rates per annum set forth below:
(i)    if a Base Rate Loan, or any other Obligation other than a LIBOR Loan, then at a rate per annum equal to the Adjusted Base Rate; and
(ii)    if a LIBOR Loan, then at a rate per annum equal to the Adjusted LIBOR Rate.
(b)Default Rate. Notwithstanding the foregoing, from and after the occurrence and during the continuance of an Event of Default, whether at stated maturity, upon acceleration or otherwise, the Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate.
(c)Unused Fees. From and following the Closing Date, Borrower will pay to Administrative Agent, for the account of Lenders in accordance with their respective Pro Rata Shares, a fee in an amount equal to the average daily Unused Availability for the Fiscal Quarter or portion thereof most recently ended multiplied by the Commitment Fee Rate, calculated in accordance with Section 1.4. This unused fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.
(d)Payment Dates. On each Interest Payment Date, Borrower shall pay to Administrative Agent for the account of Lenders to whom such payment is owed all unpaid interest that has accrued on the Loans to but excluding such Interest Payment Date. On the Maturity Date, Borrower shall pay to Administrative Agent for the account of Lenders to whom such payment is owed the entire unpaid principal balance of the Loans then outstanding and all accrued and unpaid interest on the Loans, together with all other amounts then due and constituting Secured Obligations hereunder.
Section 2.6.    Optional Prepayments. Borrower may, from time to time and without premium or penalty prepay the Loans, in whole or in part, upon prior written notice to Administrative Agent; provided that (a) such notice must be received by Administrative Agent not later than 12:00 noon (i) on the Business Day on which any Base Rate Loan is to be prepaid and (ii) on the 3rd Business Day preceding the day on which any LIBOR Loan is to be prepaid, (b) the aggregate amounts of all partial prepayments of principal on the Loans equals $200,000 (or, if less than $200,000, the remaining balance of the Loans) or any higher integral multiple of $100,000, and (c) if Borrower prepays any LIBOR Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 2.16. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.
Section 2.7.    Mandatory Prepayments.
(a)If at any time the Facility Usage exceeds the Aggregate Commitment (whether due to a reduction in the Aggregate Commitment in accordance with this Agreement or otherwise), Borrower shall immediately upon demand prepay the principal of the Loans in an amount equal to such excess (and, in the event all Loans are repaid in full and an excess amount still exist, provide Cash Collateral in accordance with Section 2.14, if applicable) in an amount at least equal to such excess. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.
(b)On or before the date that is 180 days after the receipt by any Restricted Person of any Net Cash Proceeds, the Borrower shall use 100% of such Net Cash Proceeds that have not been reinvested (or committed to be reinvested within 90 days after the end of such 180-day period, in which case the Borrower shall apply any such Net Cash Proceeds that have not been reinvested by the end of such 90-day period in accordance with this clause) in Midstream Assets to, first, prepay the Loans (with such Net Cash Proceeds applied in accordance with Section 2.15), and second, Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.14. Notwithstanding the foregoing, nothing contained in this Section 2.7(b) shall permit any Restricted Person to make any Disposition not already permitted under Section 5.5.
Section 2.8.    Increase of Commitments; Additional Lenders.
(a)So long as no Event of Default has occurred and is continuing, Borrower may propose to increase the Aggregate Commitment to up to $250,000,000 (the amount of any such increase, the “Additional Commitment Amount”) through additional Commitments from existing Lenders or other financial institution(s) or Person(s) acceptable (which acceptance will not be unreasonably withheld or delayed) to the Administrative Agent (an “Additional Lender”). No Lender (or any successor thereto) shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender. The sum of the increases in the Commitments of the existing Lenders plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.
(b)An increase in the Aggregate Commitment pursuant to this Section 2.8 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes evidencing such increase in the Commitments, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Commitments and such opinions of counsel for the Borrower with respect to the increase in the Commitments as the Administrative Agent may reasonably request.
(c)Upon the acceptance of any such supplement or joinder by the Administrative Agent, the Aggregate Commitment shall automatically be increased by the amount of the Commitment Amount added through such supplement or joinder and Schedule I shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Additional Commitment Amount.
(d)Upon any increase in the amount of the Aggregate Commitment pursuant to this Section 2.8 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any LIBOR Loans then outstanding, all outstanding Loans shall be reallocated ratably among the Lenders (including Additional Lenders) such that all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Commitments.
Section 2.9.    Letters of Credit. On the terms and subject to the conditions set forth herein, the Commitments may be used by Borrower, in addition to the making of Loans hereunder, for the issuance, prior to the Maturity Date, (i) by BOK of Letters of Credit or guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce another LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit, and (ii) by another LC Issuer of one or more Letters of Credit, so long as, in each case:
(a)Borrower shall have requested such issuance, increase or extension in writing at least 2 Business Days before the relevant date thereof and shall have delivered to BOK the documents required under Section 2.10;
(b)after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed the LC Sublimit and (B) the Facility Usage does not exceed the Aggregate Commitment then in effect;
(c)the expiration date of such Letter of Credit is on or prior to the Letter of Credit Termination Date;
(d)such Letter of Credit is to be used for general business operations of Restricted Persons;
(e)such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person other than Indebtedness of any Restricted Person;
(f)the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost that is not reimbursable under Article IX;
(g)the form and terms of such Letter of Credit are acceptable to LC Issuer in its discretion; and

(h)all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.
LC Issuer will honor any such request if the foregoing conditions (a) through (h) (the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit. LC Issuer may choose to honor any such request for any other Letter of Credit for which the LC Conditions have not been satisfied but has no obligation to do so and may refuse to issue any such other requested Letter of Credit for any reason that LC Issuer in its discretion deems relevant. The provisions of this Agreement dealing with Letters of Credit have been agreed to only for the convenience of the parties if LC Issuer does not ultimately choose to issue any Letter of Credit for which the LC Conditions have not been satisfied.
Section 2.10.    Requesting Letters of Credit. Borrower must make written application for any Letter of Credit at least 2 Business Days before the date on which Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.9 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing on LC Issuer’s customary form, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower). Promptly after the LC Conditions for a Letter of Credit have been met as described in Section 2.9 (or if LC Issuer otherwise desires to issue such Letter of Credit), LC Issuer will issue such Letter of Credit at LC Issuer’s office in Tulsa, Oklahoma (or, with respect to any Supported Letter of Credit, at such office of LC Issuer that it deems appropriate). If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify LC Issuer.
Section 2.11.    Letter of Credit Fees. Borrower shall pay (a) to Administrative Agent, for the account of Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a per annum rate equal to the Letter of Credit Fee Rate (which shall be increased by 2% per annum during any period in which interest on the Obligations accrues at the Default Rate) times the undrawn face amount of such Letter of Credit and (b) to such LC Issuer, for its own account, a letter of credit fronting fee at a rate equal to 0.25% per annum times the undrawn face amount of such Letter of Credit (but in no event less than $500 per annum); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to LC Issuer pursuant to Section 2.19 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to LC Issuer for its own account, but in no event less than $500 per annum. Such fees shall be payable in arrears on the last day of each Fiscal Quarter prior to the Maturity Date and on the

Maturity Date. In addition, Borrower agrees to pay promptly to LC Issuer a $250 documentation fee that shall be due and payable on the date of issuance of each Letter of Credit.
Section 2.12.    Reimbursement.
(a)Reimbursement by Borrower. If either (i) BOK shall make a payment to any other LC Issuer pursuant to a Support Agreement, or (ii) any LC Issuer shall honor any draw request under, and make payment in respect of, a Letter of Credit, (A) Borrower shall reimburse LC Issuer for the amount of such payment no later than 3:30 p.m. on the date of such payment (provided that Borrower is given notice of such payment prior to 12:00 noon on such date) and (B) Borrower shall be deemed to have immediately requested that Lenders make Base Rate Loans in a principal amount equal to the amount of such payment (but solely to the extent Borrower shall have failed to directly reimburse LC Issuer or, with respect to Supported Letters of Credit, such other LC Issuer, for the amount of such payment), in accordance with their Pro Rata Shares. Borrower shall pay interest, on demand, on all amounts so paid by LC Issuer for each day until Borrower reimburses LC Issuer therefor at the Adjusted Base Rate.
(b)Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and, to induce LC Issuer to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Pro Rata Share of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of Letter of Credit Liabilities paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if any Letter of Credit Liabilities are paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand (and Administrative Agent may apply Cash Collateral provided for this purpose), in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Pro Rata Share of Letter of Credit Liabilities (or any portion thereof that has not been reimbursed by Borrower). Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within 3 Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within 3 Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.
(c)Distributions to Participants. Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Pro Rata Share of any Letter of Credit Liabilities, if LC Issuer thereafter receives any payment of Letter of Credit Liabilities or any payment of interest thereon (whether directly from Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Pro Rata Share), LC Issuer will distribute to such Lender its Pro Rata Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof that LC Issuer has previously distributed to it.
Section 2.13.    Reimbursement and Other Payments by Borrower. The obligations of Borrower to reimburse BOK and/or the applicable LC Issuer pursuant to Section 2.12 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:
(a)any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;
(b)the existence of any claim, set-off, defense or other right that Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Administrative Agent, or any other Person, whether in connection with any Loan Document or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(c)any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(d)any affiliation between the LC Issuer and any Lender; or
(e)to the extent permitted under applicable Law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Section 2.14.    Deposit Obligations of Borrower. In the event any Letters of Credit are outstanding at the time that Borrower is required to repay the Obligations in full or the Commitments are terminated, Borrower shall (i) deposit with Administrative Agent (“Cash Collateral”) in an amount equal to 100% of the aggregate outstanding Letter of Credit Liabilities to be available to LC Issuer to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 2.11 with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit and provided no Default then exists, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrower, together with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Administrative Agent or LC Issuer in the manner described herein.
Section 2.15.    Payments to Lenders General Procedures. Borrower will make each payment that it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 12:00 noon on the date such payment becomes due and payable (unless provided otherwise under this Agreement). Any payment received by Administrative Agent after such time will be deemed to have been made on the next following

Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall apply all money so collected or received, as follows (except as otherwise provided in Section 8.3):
(a)first, for the payment of all Obligations that are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 10.14 or ARTICLE IX - and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Administrative Agent shall otherwise determine, in its sole discretion);
(b)then, for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and
(c)last, for the payment or prepayment of any other Obligations.
All payments applied to principal or interest shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.6 and Section 2.7.
Section 2.16.    LIBOR Provisions.
(a)Inability to Determine LIBOR. In the event, prior to commencement of any Interest Period relating to a LIBOR Loan, the Administrative Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR, Administrative Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on Borrower). In such event and until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist: (1) any request for a LIBOR Loan or for a conversion to or continuation of a LIBOR Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (2) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan and (3) the obligations of such Lender to make LIBOR Loans shall be suspended. If at any time Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in the first sentence of this Section 2.16(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in the first sentence of this Section 2.16(a) have not arisen but ICE Benchmark Administration (or other administrator of LIBOR) has made a public statement identifying a specific date after which LIBOR shall no longer be quoted or used for determining interest rates for loans, then Administrative Agent and Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 11.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.
(b)Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain LIBOR Loans, such Lender shall promptly give notice of such circumstances to Administrative Agent and Borrower. In such an event, (1) the commitment of such Lender to make LIBOR Loans, continue LIBOR Loans as LIBOR Loans or convert Base Rate Loans to LIBOR Loans shall be immediately suspended and (2) outstanding LIBOR Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law.
(c)LIBOR Breakage Fee. Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Administrative Agent of any applicable Borrowing Notice, or (ii) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay Administrative Agent for the account of each Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re‑employment of such funds) that such Lender may sustain as a result of such default or such payment. For purposes of calculating amounts payable to a Lender under this paragraph, such Lender shall be deemed to have actually funded the relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that such Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.
(d)Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of LIBOR pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, any of its Notes (if any) or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) any Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by any Lender under this Agreement or under any of its Notes (if any) with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall promptly pay to Administrative Agent for the account for such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day that is 270 days prior to the date on which such Lender first made demand therefor.

(e)Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.17.    Taxes.
(a)Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any LC Issuer and the term “applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and (ii) if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (b) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this subsection (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.17, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax.
(B)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI;
(III)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable;
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8 BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or
(V)    any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.
(C)    If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the

Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. In addition, each Lender shall indemnify Administrative Agent and Borrower for any withholding Tax or other penalties imposed in connection with any “withholdable payment,” as defined in Section 1473 of the Internal Revenue Code, made to a Foreign Lender that has failed to comply with the reporting requirements or otherwise qualify for an exemption under FATCA.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18.    Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 2.3 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.3 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.3.
Section 2.19.    Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1 and the definition of Required Lenders.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuer hereunder; third, if so determined by Administrative Agent or requested by LC Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to Lenders or LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or LC Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Liabilities were made at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit

Liabilities owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to deposit cash pursuant to Section 2.14 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. That Defaulting Lender (1) shall not be entitled to receive any unused fee pursuant to Section 2.5(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (2) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.11.
(iv)Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of that Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among Lenders (other than Defaulting Lenders, the “non-Defaulting Lenders”) in accordance with their respective Pro Rata Shares (calculated without regard to that Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 7.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate amount of the Loans and participations in Letter of Credit Liabilities of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. Subject to Section 11.13, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(b)Defaulting Lender Cure. If Borrower, Administrative Agent and LC Issuer agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.20.    Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.16, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.16, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office to alleviate the need for such compensation, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or Section 2.17) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)Borrower shall have paid to Administrative Agent the assignment fee specified in Section 11.4;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and its Pro Rata Share of the Letter of Credit Liabilities, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Law; and
(v)in the case of any assignment resulting from any Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Section 2.21.    Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
ARTICLE III - Representations and Warranties
To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to Administrative Agent and each Lender that:
Section 3.1.    No Default. No Restricted Person is in default under or with respect to any of its contractual obligations that could reasonably be expected to cause a Material Adverse Change. No event has occurred and is continuing that constitutes a Default.
Section 3.2.    Corporate Existence; Compliance with Law. Each Restricted Person (a) is duly organized or formed, as applicable, validly existing and (if relevant) in good standing under the Laws of the jurisdiction of its organization, incorporation or formation, as the case may be, (b) has the limited liability company, partnership or corporate power and authority and the legal right to own and operate its property and assets, including its Midstream Assets, to lease the property and assets it leases and causes to be operated as lessee, and to conduct the business in which it is currently engaged under the Governmental Requirements of each jurisdiction in which it owns, leases and/or operates its property or assets, except where the failure to have such power, authority and right could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change, (c) is duly qualified as a foreign limited liability company or corporation, and (if relevant) in good standing under the Laws of each jurisdiction where its ownership, lease or operation of property or assets or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change, (d) is in compliance with its Organizational Documents in all material respects and (e) is in compliance with all Governmental Requirements, except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 3.3.    Entity Power; Authorization; Due Execution. Each Restricted Person has the power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and has duly taken all necessary limited liability company, corporate or other action to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder. Each Restricted Person has duly executed and delivered each Loan Document to which it is a party.
Section 3.4.    No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, including the borrowings hereunder and the use of proceeds thereof, and the consummation of the transactions contemplated by the various Loan Documents do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Governmental Requirement, (ii) the Organizational Documents of any Restricted Person, or (iii) any material agreement, mortgage, indenture, instrument, document, contract, judgment, license, order, permit or other obligation applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person or (c) result in or require the creation or imposition of any Lien upon any assets, properties or revenues of any Restricted Person, except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, or other act by or in respect of, any Governmental Authority or any other Person is required on the part of or in respect of a Restricted Person in connection with the borrowings hereunder or the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.
Section 3.5.    Enforceable Obligations.
(a)This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
(b)As of the Closing Date and thereafter, each of the Security Documents is effective to create in favor of Administrative Agent a legal, valid, binding and enforceable Lien on the Collateral described therein and proceeds and products thereof, and (i) when the Mortgages are filed in the designated recording offices, each Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of such Restricted Person in the Midstream Assets Real Property Interests described therein and the proceeds and products thereof, as security for the Secured Obligations, and (ii) when the UCC financing statements are filed in the designated applicable recording office, the Administrative Agent will have a perfected first priority Lien on, and security interest in, all right, title and interest of the each Restricted Person in the Collateral described therein and the proceeds and products thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person other than Permitted Liens.

Section 3.6.    Financial Statements.
(a)All financial statements, information and materials of Restricted Persons heretofore delivered to any Lender fairly present Borrower’s Consolidated financial position (including its assets and liabilities), as of the date or dates thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the period or periods thereof. The calculations set forth on Annex A attached hereto are accurate in all material respects and each line item set forth therein is accurate in all material respects. All financial statements that are pro forma financial statements were prepared in good faith based upon assumptions specified therein with such pro forma adjustments as have been accepted by Administrative Agent it being understood that such assumptions are estimates and actual results may differ significantly and such differences may be material. Except as disclosed on Schedule 3.6, Restricted Persons currently have no material Guarantee Obligations, contingent liabilities and liabilities for Taxes, or any long-term leases or unusual forward or long-term commitments that are not reflected in the most recent financial statements, information and materials referred to in this section.
(b)Since December 31, 2017, there has been no development or event that has caused or could reasonably be expected to cause a Material Adverse Change, except as disclosed in Schedule 3.6.
Section 3.7.    Other Obligations and Restrictions. No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) that are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not disclosed in Schedule 3.7 or otherwise permitted under Section 5.1. Except as disclosed in Schedule 3.7, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument, restriction or obligation that could reasonably be expected to cause a Material Adverse Change. No performance of a contractual or other obligation by any Restricted Person, either unconditionally or upon the happening of an event, would result in the creation or imposition of a Lien (other than Permitted Liens) on the property, assets or revenues of any Restricted Person.
Section 3.8.    Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to Administrative Agent or any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading in any material respect as of the date made or deemed made; provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the preparers thereof to be reasonable at the time made and at the time so furnished (it being understood that such forecasts and projections may vary from actual results and that such variances may be material). There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to Administrative Agent and each Lender in writing that could reasonably be expected to cause a Material Adverse Change.

Section 3.9.    Litigation; Adverse Circumstances.
(a)Except as disclosed in Schedule 3.9: (i) there are no actions, suits, investigations or legal, equitable, arbitrative or administrative proceedings pending, or, to any Restricted Person’s knowledge, threatened, against any Restricted Person or affecting any Collateral before any Governmental Authority that could reasonably be expected to cause a Material Adverse Change, (ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property that could reasonably be expected to cause a Material Adverse Change, and (iii) there are no actions, suits, investigations or legal, equitable, arbitrative or administrative proceedings or demands pending or, to any Restricted Person’s knowledge, threatened that could adversely affect the rights of Borrower and its Subsidiaries in and to any such Collateral, including any that challenge or otherwise pertain to Borrower’s or any Restricted Person’s title to such Collateral.
(b)Neither the business nor any property or asset of any Restricted Person is presently affected by any fire, explosion, accident, strike, lockout, or other dispute, embargo, act of God, act of public enemy or terrorism, or similar event or circumstance, nor has any other event or circumstance relating to any Restricted Person’s business, affairs, properties or assets occurred, any of which could have a Material Adverse Change.
(c)No Restricted Person (A) is subject to regulation “as a natural-gas company” under the Natural Gas Act (“NGA”); or (B) is subject to regulation as a “public utility,” a “gas utility,” a “gas company” or other similar term under the laws of any state and none of the Lenders, solely by virtue of the execution, delivery and performance of this Agreement or the other Loan Documents, shall be or become: (X) a “public-utility company,” a “holding company,” an “affiliate” of a “holding company,” an “associate company” of a “holding company,” or a “subsidiary company” of a “holding company,” as each such term is defined in the Public Utility Holding Company Act of 2005 (“PUHCA”), or otherwise subject to regulation under PUHCA; (Y) a “natural-gas company” or subject to regulation under the NGA; or (Z) subject to regulation under the laws of any state with respect to public utilities.
Section 3.10.    No ERISA Plans. Neither the Borrower nor any Restricted Person maintains or contributes to, (or has or had an obligation to contribute to), any Plan.
Section 3.11.    Environmental Laws. Except as disclosed in Schedule 3.11, and for such matters that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change, to Borrower’s knowledge, after reasonable inquiry, (a) the conduct of each Restricted Person’s business operations and the condition of each Restricted Person’s properties or assets owned, operated or managed by such Restricted Person do not, and the condition of each Restricted Person’s properties or assets which are operated or managed by others does not, violate any Environmental Law or any other Governmental Requirement relating primarily to the environment, Hazardous Materials, or health and safety (as it relates to exposure to Hazardous Materials), (b) no Restricted Person has received notice of, nor are there presently existing, any judicial, administrative, arbitral or other proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law or any permit issued pursuant to any Environmental Law to which any Restricted Person is, or to Borrower’s knowledge, will be, named as a party that is pending or, to Borrower’s knowledge, threatened, (c) no Restricted Person has received any written request for information, or been notified that any Restricted Person is a potentially responsible party, under or relating to any Environmental Law or with respect to any Hazardous Materials, (d) no Restricted Person has entered into any consent decree, order, or settlement or other agreement, and no Restricted Person is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law or any other Governmental Requirement relating primarily to the environment or Hazardous Materials, (e) no Restricted Person has assumed or retained, by contract, operation of law or otherwise, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Materials, and (f) each Restricted Person has made available to Administrative Agent, to the extent requested, copies of all significant reports, correspondence and other documents in its possession, custody or control regarding compliance by such Restricted Person with or potential liability of such Restricted Person or any such operator under Environmental Laws or environmental permits.
Section 3.12.    Names and Places of Business. No Restricted Person has, during the 5 years preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 3.12 or been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof.
Section 3.13.    Subsidiaries. Borrower does not presently have any Subsidiaries except those listed in Schedule 3.13 or disclosed to Administrative Agent in writing. No Restricted Person has any Equity investments in any other Person except those listed in Schedule 3.13 or disclosed to Administrative Agent in writing. Borrower owns, directly or indirectly, the Equity in each of its Subsidiaries that is indicated in Schedule 3.13 or as disclosed to Administrative Agent in writing.
Section 3.14.    Margin Regulations; Investment Company Act; Patriot Act.
(a)No part of the proceeds of any Loans will be used for buying or “carrying” any “margin stock” (as such terms are defined in Regulation U) or for any purpose that violates in any material respect the provisions of any Governmental Authority. If reasonably requested by Administrative Agent, each Restricted Person will furnish to Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
(b)No Restricted Person is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Restricted Person is subject to regulation under any Governmental Requirement that limits its ability to incur Indebtedness, other than Regulation X of the Board of Governors of the Federal Reserve System.
(c)Each Restricted Person is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any (i) Governmental Authority’s officials or employees, (ii) political party, (iii) official of any political party, (iv) candidate for political office, or (v) any other Person acting in an official capacity, in each case in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Section 3.15.    Solvency; Compliance with Financial Covenants. Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by each Restricted Person and the consummation of the transactions contemplated hereby and thereby, the Restricted Persons, taken as a whole, will not be Insolvent.
Section 3.16.    Title to Properties; Possession Under Leases.
(a)The Restricted Persons have good and valid record fee simple title to or valid leasehold interest in all Real Property, subject solely to Permitted Liens and except where the failure to have such title could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change. The Restricted Persons have maintained, in all material respects and in accordance with normal industry practice, all of the machinery, equipment, vehicles, facilities and other tangible personal property now owned or leased by the Restricted Persons that is necessary to conduct their business as it is now conducted. All Mortgaged Properties are free and clear of Liens other than Permitted Liens.
(b)Each Restricted Person has complied with all obligations under all leases to which it is a party, except where the failure to comply could not result in a Material Adverse Change, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Change. The Restricted Persons enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.
(c)The Restricted Persons have good title to or valid leasehold interests (subject in each case to Permitted Liens) in all material respects in all Material Real Property.
(d)The Restricted Persons own or possess, or have the right to use or could obtain ownership or possession of or a right to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names and copyrights necessary for the present conduct of their business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.
(e)As of the Closing Date, neither the Borrower nor any of the other Restricted Persons has received any notice of any pending or contemplated condemnation proceeding affecting any of its Real Property or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.
(f)Neither the Borrower nor any other Restricted Person is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any of its Real Property or any interest therein.
Section 3.17.    Use of Proceeds and Letters of Credit. All Letters of Credit and all proceeds of the Loans will be used in compliance with Section 2.4. Borrower will not request any Borrowing or Letter of Credit, and Borrower shall not use, and shall ensure that its Subsidiaries and, to the knowledge of Borrower and any of its Subsidiaries, its or their respective directors, managers, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 3.18.    Taxes. Each Restricted Person has timely filed, or caused to be timely filed, all federal, state and other tax returns, material reports and material statements (collectively, “Tax Returns”) that are required to be filed by such Restricted Person with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed; all such Tax Returns are true and correct in all material respects; each Restricted Person has timely paid, prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, all Taxes shown to be due and payable on said Tax Returns or on any assessments made against such Restricted Person or any of such Restricted Person’s properties or assets, and all other material Taxes, fees or other charges imposed on such Restricted Person’s or any of such Restricted Person properties or assets by or otherwise due and payable to any Governmental Authority (other than any for which the amount or validity of which are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP); and no tax Lien has been filed against the property or assets of any Restricted Person, and, to Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge, in each case, that could reasonably be expected to have a Material Adverse Change. No Tax Return is under audit or examination by any Governmental Authority, and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority, in each case, that could reasonably be expected to have a Material Adverse Change. Proper and accurate amounts have been withheld by each Restricted Person, if and to the extent any such withholdings are so required, for all periods in compliance in all material respects with the tax, social security, health care and unemployment withholding provisions of applicable Governmental Requirements, and such withholdings in respect thereof, if any, have been timely paid to the respective Governmental Authorities. No Restricted Person (a) intends to treat the Loans or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4), and (b) is aware of any facts or events that would result in such treatment. Without limiting the generality of the foregoing, each Restricted Person has paid and discharged all material ad valorem Taxes that are payable and have been assessed against its properties or any part thereof and all material production, severance and other Taxes that are payable and have been assessed against, or measured by, the production or the value, or proceeds, of the production therefrom (other than in each case any for which the amount or validity of which are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP).
Section 3.19.    Swap Agreements. As of the Closing Date, no Restricted Person is a party to any Swap Agreement.

Section 3.20.    Insurance. The Midstream Assets of each Restricted Person are insured with financially sound and reputable insurance companies that are not Affiliates of such Restricted Person, in such amounts, with such deductibles and covering such risks as are required to comply with Section 4.8. As to all improved Closing Date Real Property, but only to the extent required by Flood Insurance Laws, (i) Administrative Agent has received such flood hazard determination forms, notices and confirmations thereof, and effective flood hazard insurance policies (if applicable) with respect to such Closing Date Real Property on or prior to the Closing Date, (ii) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (iii) except as Borrower has previously given written notice thereof to Administrative Agent, there has been no redesignation of any property into or out of special flood hazard area. No Restricted Person has been refused insurance for any material coverage for which it has applied or has had any policy of insurance terminated (other than at such Restricted Person’s request).
Section 3.21.    Anti-Corruption Laws and Sanctions. Each Restricted Person has implemented and maintains in effect policies and procedures designed to ensure compliance by such Restricted Person and their respective directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each Restricted Person and, to the knowledge of Borrower, their respective managers, officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Restricted Person being designated as a Sanctioned Person. None of (a) each Restricted Person or (b) to the knowledge of Borrower, any manager, officer, director, employee or agent of such Restricted Person that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
Section 3.22.    Not an EEA Financial Institution. No Restricted Person is an EEA Financial Institution.
Section 3.23.    Real Property.
(a)Schedule 3.23 lists completely and correctly all Material Real Property owned by the Restricted Persons on the Closing Date and the address or location thereof, including the state in which such property is located.
(b)Subject to Permitted Liens, the Midstream Assets are covered by fee deeds, rights of way, easements, leases, servitudes, permits, licenses, or other instruments or interests in real property (collectively, the “Midstream Assets Real Property Interests”) in favor of the applicable Restricted Person, recorded or filed, as applicable and if and to the extent required in accordance with applicable law to be so recorded or filed, in the real property records where the real property covered thereby is located or with the office of the applicable Railroad Commission or the applicable Department of Transportation, except where the failure of the Midstream Assets to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change. Subject to Permitted Liens and except to the extent the failure would not reasonably be expected to result in a Material Adverse Change, the Midstream Assets Real Property Interests granted to the Restricted Persons that cover any Midstream Assets establish a continuous parcel for such Midstream Assets such that the applicable Restricted Persons are able to construct, operate, and maintain the Midstream Assets in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets; provided, however, some of the rights of way, easements, leases, servitudes, permits, licenses, or other instruments or interests granted to a Restricted Person (or their predecessors in interest) by private parties and Governmental Authorities are (i) revocable at the right of the applicable grantor, (ii) subject to Liens in favor of third parties that have not been subordinated to the rights of way, easements, leases, servitudes, permits, licenses, or other instruments or interests, and (iii) subject to certain defects, limitations and restrictions; provided, further, none of the limitations, defects, and restrictions described in clauses (i), (ii) and (iii) above, individually or in the aggregate, (A) interfere with the ordinary conduct of business of any Restricted Person, or (B) materially detract from the value or the use of the portion of the Systems which are covered.
(c)Subject to Permitted Liens, the Midstream Assets are covered by Midstream Assets Real Property Interests in favor of the Restricted Persons, except to the extent the failure to be so covered would not reasonably be expected to result in a Material Adverse Change. Subject to Permitted Liens and except to the extent the failure would not reasonably be expected to result in a Material Adverse Change, the Midstream Assets Real Property Interests do not contain any restrictions that would prevent the Restricted Persons from constructing, operating and maintaining any Midstream Assets in, over, under, and across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.
(d)To the knowledge of any of the Borrower, there is no (i) breach or event of default on the part of the any Restricted Person with respect to any Midstream Assets Real Property Interests granted to such Restricted Person that covers any of the Midstream Assets, (ii) breach or event of default on the part of any other party to any Midstream Assets Real Property Interests granted to a Restricted Person that covers any of the Midstream Assets, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of a Restricted Persons with respect to any Midstream Assets Real Property Interests granted to such Restricted Persons that covers any of the Midstream Assets or on the part of any other party thereto, in the case of clauses (i), (ii) and (iii) above, except for any breaches, defaults or events, individually or in the aggregate, which would not reasonably be expected to result in a Material Adverse Change. The Midstream Assets Real Property Interests granted to a Restricted Persons that cover any of the Midstream Assets (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the applicable such Restricted Person in accordance with their terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws effecting creditors’ rights generally and subject, as to enforceability to the effect of general principles of equity) and all rental and other payments due thereunder, if any, by the applicable Restricted Persons have been duly paid in accordance with the terms of the Midstream Assets Real Property Interests except to the extent that a failure of the Midstream Assets Real Property Interests to be in full force and effect in all material respects or a failure by the applicable Restricted Person to have duly paid all payments due thereunder, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

(e)The Midstream Assets are located within the confines of the Midstream Assets Real Property Interests granted to the applicable Restricted Person and do not encroach upon any adjoining property, except to the extent (i) the failure to be so located or (ii) the existence of any such encroachment would not reasonably be expected to result in a Material Adverse Change.
(f)Except as would not reasonably be expected to result a Material Adverse Change, the material personal property used in the Restricted Persons’ Midstream Activities is in good repair, working order, and condition, normal wear and tear excepted.
Section 3.24.    Authorizations. Each Restricted Person has obtained from all governmental regulatory authorities having jurisdiction (including the Federal Energy Regulatory Commission or any governmental body or agency succeeding to the functions of the Federal Energy Regulatory Commission), all necessary authorizations to construct, own and operate its Midstream Assets.
ARTICLE IV - Affirmative Covenants
Borrower hereby warrants, covenants and agrees that until Payment in Full:
Section 4.1.    Payment and Performance. Borrower will, and will cause each other Restricted Person to, observe, perform and comply with every term, covenant and condition in any Loan Document applicable to that party.
Section 4.2.    Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records (in accordance with GAAP where applicable) applied on a consistent basis. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to Lenders at Borrower’s expense:
(a)Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, starting with the Initial Financial Statements, complete Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm of nationally recognized standing selected by Borrower and reasonably acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, cash flows, and changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.
(b)Quarterly Financial Statements. As soon as available, and in any event within 60 days after the end of each Fiscal Quarter, starting with the Initial Financial Statements, (other than the Fiscal Quarter ending each December 31), Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes. In addition, Borrower will, together with each set of financial statements furnished under this subsection (b) and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate signed by a Responsible Officer of Borrower stating that such financial statements are accurate and complete in all material respects (subject to normal year-end adjustments and the absence of footnotes), stating that such Responsible Officer has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Article VI and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.
(c)Report on Throughput Volumes, Well Connects and Capital Expenditures. Together with each set of financial statements furnished under subsections (a) and (b) of this section, Borrower will furnish a report (in form reasonably satisfactory to Administrative Agent) describing as to the Major Systems, individually, and as to all other systems, collectively, throughput volumes for the prior Fiscal Quarter, well connects by systems having occurred in the prior Fiscal Quarter and capital expenditures incurred by the Borrower during the prior Fiscal Quarter.
(d)Annual Operating Budget. As soon as available, and in any event within 90 days after the end of each Fiscal Year, an annual operating budget for Borrower, presented on a quarterly basis, showing projected revenues, expenses, capital expenditures, production volumes and prices (in form reasonably satisfactory to Administrative Agent), prepared by a Responsible Officer of Borrower.
(e)Material Contracts. Promptly upon its becoming available, copies of all notices or documents received by Borrower or any other Restricted Person pursuant to any Material Contract alleging a material default or nonperformance by such Restricted Person thereunder or terminating or suspending any such Material Contract.
Section 4.3.    Other Information and Inspections. Each Restricted Person will furnish to each Lender any information that Administrative Agent may from time to time request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the businesses, properties, prospects, financial condition and operations of any Restricted Person, including all evidence that Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

Section 4.4.    Notice of Material Events and Change of Address. Borrower will promptly, and in no event later than 5 Business Days, after becoming aware thereof, notify the Administrative Agent in writing, stating that such notice is being given pursuant to this Agreement, of:
(a)the occurrence of any Material Adverse Change;
(b)the occurrence of any Default;
(c)the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could reasonably be expected to cause a Material Adverse Change;
(d)the occurrence of any Termination Event that could reasonably be expected to cause a Material Adverse Change;
(e)any claim in excess of $2,000,000, any written notice of potential liability of any Restricted Person under any Environmental Laws that could reasonably be expected to exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties that could reasonably be expected to exceed such amount, but in each case only to the extent such amounts represent exposure above that covered by insurance, subject to normal deductibles;
(f)the execution by any Restricted Person of any Swap Agreement permitted by Section 5.3; and
(g)the filing of any suit or proceeding against any Restricted Person in which an adverse decision could reasonably be expected to cause a Material Adverse Change.
Each notice pursuant to this section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the applicable Restricted Person has taken or proposes to take with respect thereto. Borrower will also notify Administrative Agent and Administrative Agent’s counsel in writing at least 5 Business Days (or such shorter time as Administrative Agent may approve in writing) prior to the date that any Restricted Person changes its name or its location under the Uniform Commercial Code.
Section 4.5.    Maintenance of Properties.
(a)Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards, and in material compliance with all applicable Laws, in conformity in all material respects with all applicable contracts, servitudes, leases and agreements, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

(b)(i) Each Restricted Person will maintain or cause the maintenance of the interests and rights with respect to the Midstream Assets Real Property Interests for the Midstream Assets except to the extent individually or in the aggregate the failure to maintain such interests and rights would not reasonably be expected to result in a Material Adverse Change, (ii) subject to the Permitted Liens and except to the extent the failure would not reasonably be expected to result in a Material Adverse Change, maintain the Midstream Assets within the confines of the Midstream Assets Real Property Interests granted to the applicable Restricted Person with respect thereto without material encroachment upon any adjoining property, (iii) maintain such rights of ingress and egress necessary to permit the Restricted Persons to inspect, operate, repair, and maintain the Midstream Assets, except to the extent that failure to maintain such rights, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change and provided that the Restricted Persons may hire third parties to perform these functions, and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii) and (iii) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except with respect to any failure to maintain any material agreements, licenses, permits and other rights required herein, to make any such payments, or to prevent any such default, that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.
Section 4.6.    Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in its jurisdiction of organization and, except where failure to do so would not reasonably be expected to result in a Material Adverse Change, all states or jurisdictions where any of its properties that are subject to a Mortgage are located.
Section 4.7.    Payment of Trade Liabilities, Taxes, Etc. Each Restricted Person will (a) timely file all Tax Returns including any extensions, (b) timely pay all material taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent, (c) within 120 days past the original invoice billing date therefor, pay and discharge all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business, (d) pay and discharge before the same becomes delinquent all other material Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business, and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore that are required by GAAP.
Section 4.8.    Insurance.
(a)Required Insurance. Each Restricted Person will maintain in full force and effect (i) casualty insurance on all applicable material real and personal property included in the Collateral on an all-risks basis (including the perils of flood and quake where required by law) covering the repair and replacement cost of all such property of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts and with deductibles reasonably acceptable to Administrative Agent, (ii) insurance coverage for public liability insurance (including products/completed operations liability coverage), in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts and with deductibles reasonably acceptable to Administrative Agent, and (iii) such other insurance coverage in such amounts and with respect to such risks as Administrative Agent may reasonably request. All such insurance shall be provided by financially sound and reputable insurance companies not Affiliates of Borrower and having a minimum A.M. Best rating of A, size category VII. On or prior to the Closing Date, and at all times thereafter, Restricted Persons will cause Administrative Agent to be named as an additional insured and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.8(a) pursuant to endorsements in form and content reasonably acceptable to Administrative Agent. Borrower will deliver to Administrative Agent (i) on or before the Closing Date, a certificate from Restricted Persons’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled or terminated, the insurer will forthwith give notice thereof to each additional insured and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by each additional insured and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of Administrative Agent from time to time, full information as to the insurance carried, (iii) within 10 days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the Closing Date, and (iv) immediately, notice of any cancellation or nonrenewal of coverage by any Restricted Person. In the event Borrower fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Restricted Persons’ expense to protect Lenders’ interest in the Collateral after providing notice thereof to Borrower. The coverage purchased by Administrative Agent may, but need not, protect Restricted Persons’ interests. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Restricted Persons have obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by Law, Restricted Persons will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. Borrower acknowledges that the costs of insurance purchased by Administrative Agent may be more than the cost of insurance that Borrower would be able to obtain on its own.
(b)Compliance With Insurance Conditions. No Restricted Person will bring or keep any article on the Collateral subject to a Mortgage, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.8 or would otherwise be prohibited by the terms thereof.

(c)Flood Insurance. To the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Laws, (i) (A) concurrently with the delivery of any Mortgage in favor of the Administrative Agent in connection therewith, and (B) at any other time if necessary for compliance with applicable Flood Insurance Laws, provide the Administrative Agent with a standard flood hazard determination form for such Mortgaged Property and (ii) if any improvement comprising part of such Mortgaged Property are located in an area designated a “flood hazard area” or a “Special Flood Hazard Area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain and maintain, with a financially sound and reputable insurer, flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with Flood Insurance Laws. In addition, to the extent the Borrower or any of the other Restricted Persons fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Mortgaged Property, the Administrative Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws. Any renewal or extension of the Commitment or increase of the Aggregate Commitments shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to all of the Lenders participating in such extension, renewal, or increase.
(d)Communications. All written communications, documents, certificates of insurance or other material relating to insurance sent to Administrative Agent shall be delivered to the following address, with a copy thereof also delivered to Administrative Agent pursuant to the notice provisions contained in Section 11.3:
BOKF, NA
Attn: Credit Services - Insurance Monitoring
P.O. Box 271
Tulsa, OK 74101
Section 4.9.    Performance on Borrower’s Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same. Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder that is due and payable on the date such amount is paid by Administrative Agent.
Section 4.10.    [Reserved].
Section 4.11.    Compliance with Agreements and Law. Each Restricted Person will observe, perform, and comply with all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance in all respects with all Laws applicable thereto except where failure to do so would not reasonably be expected to result in a Material Adverse Change. Each Restricted Person will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect except where failure to do so would not reasonably be expected to result in a Material Adverse Change. Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries, and their respective directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 4.12.    Environmental Matters; Environmental Reviews. Each Restricted Person will comply in all respects with any and all applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Change. Each Restricted Person will conduct all environmental activities on its Real Property in compliance with the conditions of all permits required by Environmental Laws and issued by an appropriate Governmental Authority, except to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Change. Each Restricted Person will furnish to Administrative Agent promptly and in any event within 30 days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any Governmental Authority concerning any material violation of any Environmental Laws, whether by intentional or unintentional action or omission, on any Restricted Person’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources. Borrower will promptly conduct and complete at Borrower’s expense all such environmental investigations and testings on the Restricted Persons' Real Property as may be reasonably requested by Administrative Agent or required by any Governmental Authority.
Section 4.13.    Evidence of Compliance. Each Restricted Person will furnish to Administrative Agent at such Restricted Person’s or Borrower’s expense all evidence that Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.
Section 4.14.    Guaranties of Borrower’s Restricted Person Subsidiaries. Each Subsidiary of Borrower (other than Unrestricted Subsidiaries) existing on the Closing Date or created, acquired or coming into existence (including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the terms hereof) after such date shall, promptly and in any event within 15 Business Days after it has become a Subsidiary of Borrower, execute and deliver to Administrative Agent the Guaranty, or a supplement thereto, as applicable, pursuant to which such Subsidiary shall absolutely and unconditionally guaranty the timely repayment of the Secured Obligations and the due and punctual performance of the obligations of Borrower hereunder; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, no Guarantor shall guarantee (or grant a Lien to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of such Guarantor. Each Restricted Subsidiary of Borrower existing on the Closing Date shall duly execute and deliver the Guaranty before the making of any Loan hereunder, and each Restricted Subsidiary of Borrower created, acquired or coming into existence after the Closing Date shall duly execute and deliver the Guaranty, or a supplement thereto, as applicable. Borrower will cause each Restricted Subsidiary of Borrower to deliver to Administrative Agent, simultaneously with its delivery of the Guaranty, or a supplement thereto, as applicable, written evidence reasonably satisfactory to Administrative Agent and its counsel that such Restricted

Subsidiary has taken all action necessary to duly approve and authorize its execution, delivery and performance of the Guaranty, or such supplement thereto, and any other documents that it is required to execute.
Section 4.15.    Agreement to Deliver Security Documents.
(a)At all times the Secured Obligations shall be secured by first and prior Liens (subject only to Permitted Liens) covering and encumbering (i) all of the issued and outstanding Equity of each Restricted Subsidiary, and (ii) substantially all other personal property of Restricted Persons constituting Collateral; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, no Guarantor shall grant a Lien to support any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of such Guarantor. On the Closing Date, Borrower and each Restricted Subsidiary of Borrower shall deliver to Administrative Agent Security Documents covering the foregoing, each in form and substance reasonably acceptable to Administrative Agent.
(b)On the Closing Date, Borrower shall execute and deliver, and shall cause each other Restricted Person to execute and deliver, to Administrative Agent Security Documents complying with Section 4.15(a) and such that the Secured Obligations shall be secured by first and prior Liens (subject only to Permitted Liens), each in form and substance reasonably acceptable to Administrative Agent. From time to time to the extent necessary to comply with Section 4.15(a), Borrower shall execute and deliver, and shall cause each other Restricted Person to execute and deliver, to Administrative Agent Security Documents in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such other Restricted Person, as applicable, together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as Administrative Agent shall deem necessary to grant, evidence and perfect the Liens required by Section 4.15(a).
(c)(i) after the Closing Date, each Restricted Person shall grant to the Administrative Agent security interests and Mortgages in the Closing Date Real Property and satisfy Section 4.21 with respect to such Closing Date Real Property within the time period required by Section 4.21, (ii) after the Closing Date, each Restricted Person shall grant to the Administrative Agent security interests and Mortgages in such Material Real Property acquired after the Closing Date and satisfy Section 4.21 with respect to such Material Real Property within ninety (90) days after the date such Material Real Property is acquired (or such later date as the Administrative Agent may agree to in its sole discretion) and (iii) within ninety (90) days after the end of each fiscal year of the Borrower (or such later date as the Administrative Agent may agree to in its sole discretion), grant and cause each of the Restricted Persons to grant to the Administrative Agent security interests and Mortgages in any Material Real Property of the Borrower or any other Restricted Person that, as of the end of such fiscal year, constituted Material Real Property (and that is not already Mortgaged Property) and otherwise satisfy the requirements of Section 4.21 with respect to such Material Real Property.
Section 4.16.    Perfection and Protection of Security Interests and Liens. Each Restricted Person shall from time to time deliver to Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by such Restricted Person in form and substance reasonably satisfactory to Administrative Agent, which Administrative Agent reasonably requests for the purpose of (a) perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Secured Obligations and (b) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management. Each Restricted Person hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral describing the Collateral as “all assets” without the signature of any Restricted Person.
Section 4.17.    Representation to Continue to be True. Each Restricted Person will carry out its sales of production, will operate the Midstream Assets, and will otherwise deal with the Midstream Assets in such a way that the representations and warranties in Section 3.16 and Section 3.23 remain true and correct in all material respects (without duplication of any materiality qualifiers contained therein) at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).
Section 4.18.    Non-Consolidation. Unless otherwise consented to by Administrative Agent or Required Lenders, each Restricted Person shall: (a) maintain entity records and books of account separate from those of any other entity that is an Affiliate of such entity (other than another Restricted Person); (b) not commingle its funds or assets with those of any other entity that is an Affiliate of such entity (other than another Restricted Person); and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.
Section 4.19.    Material Contracts. Each Restricted Person will perform and observe in all material respects all of the terms and provisions of each Material Contract to be performed or observed by it within any grace period applicable thereto and, in accordance with prudent business practices, enforce its rights under each Material Contract, and, upon request by Administrative Agent, make to each other party to each such Material Contract such requests for information and reports as any Restricted Person is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.
Section 4.20.    Operations. Each Restricted Person shall maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel and conduct its business affairs in a reasonable and prudent manner.
Section 4.21.    Post-Closing Matters; Mortgages. The Administrative Agent shall receive the following documents and instruments set forth in clauses (a) through (d) below from the applicable Restricted Person (1) within 60 days of the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion), with respect to any Closing Date Real Property and (2) in the case of (x) Material Real Property acquired after the Closing Date or (y) Real Property that becomes Material Real Property after the Closing Date and is required to be subject to a Mortgage pursuant to Section 4.15(c) (clauses (x) and (y) of this clause (2), collectively, the “Additional Real Property”), in each case prior to the date required pursuant to Section 4.15(c):
(a)a Mortgage or Mortgages, or amendments or supplements to an existing Mortgage or Mortgages, duly authorized and executed, in form for recording in the applicable recording office for such Mortgaged Property to be encumbered, in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Administrative Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Administrative Agent, which Mortgage and other instruments shall be, upon recordation in the applicable recording office, effective to create and/or maintain a first priority Lien on such Mortgaged Property subject to no Liens other than Permitted Liens;
(b)policies or certificates of insurance of the type required by Section 4.8 ;
(c)evidence of flood insurance to the extent required by Section 4.8, in form and substance reasonably satisfactory to Administrative Agent, it being understood that in any event the items required pursuant to this clause (c) shall be required to be delivered prior to or on the day on which Mortgages are delivered pursuant to clause (a) above with respect to each Mortgaged Property and prior to obtaining such Mortgage, the Administrative Agent shall receive written confirmation from each of the Lenders that flood insurance due diligence and flood insurance compliance has been completed; and
(d)all such other items as shall be reasonably necessary in the opinion of counsel to the Lenders to create a valid and perfected first priority mortgage Lien on such Mortgaged Property, subject only to Permitted Liens. Without limiting the generality of the foregoing, the Administrative Agent shall have received, on behalf of itself, and the Lenders, an opinion of local counsel for the Restricted Persons in each state in which the Mortgaged Property is located, with respect to the enforceability and validity of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent.
Section 4.22.    Unrestricted Subsidiaries. Borrower:
(a)will cause the management, business and affairs of each of Borrower and the Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting properties of Borrower and the Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and the Restricted Subsidiaries.
(b)will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries.
(c)will not permit any Unrestricted Subsidiary to hold any Equity interest in, or any Indebtedness of, Borrower or any Restricted Subsidiary.

ARTICLE V - Negative Covenants of Borrower
Borrower hereby warrants, covenants and agrees that until Payment in Full:
Section 5.1.    Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:
(a)the Obligations;
(b)To the extent constituting Indebtedness, liabilities arising under Swap Agreements permitted under Section 5.3;
(c)Indebtedness in respect of Capital Leases and purchase money obligations for fixed or capital assets within the limitations set forth in clause (k) of the definition of Permitted Liens; provided, however, that the aggregate amount of all such Indebtedness of all Restricted Persons at any one time outstanding shall not exceed $40,000,000;
(d)(i) Indebtedness between Borrower and the Guarantors, and (ii) Indebtedness among the Guarantors; provided that (1) such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than Borrower or a Guarantor, and (2) any such Indebtedness owed by either Borrower or any Guarantor shall be subordinated to the Obligations upon terms and conditions satisfactory to Administrative Agent in its discretion;
(e)any guaranty of any other Indebtedness permitted to be incurred hereunder;
(f)Indebtedness of the Borrower or any other Related Person owing to Unit Corporation or any of its Subsidiaries;
(g)Indebtedness in respect of trade letters of credit issued for the account of the Borrower or any Restricted Person, the aggregate amount of which, of all Restricted Persons at any one time outstanding, shall not exceed $2,000,000;
(h)Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and Cash Management Services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within 30 days of the incurrence thereof; and
(i)Indebtedness not otherwise permitted by this Section 5.1, the aggregate amount of which, of all Restricted Persons at any one time outstanding, shall not exceed the greater of (i) $10,000,000 and (ii) 5% of the Borrower's Consolidated Net Tangible Assets.
Section 5.2.    Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any Collateral.
Section 5.3.    Swap Agreements. No Restricted Person will enter into any Swap Agreement, other than (a) Swap Agreements entered into with an Approved Counterparty in the ordinary course of business to hedge or mitigate risks to which a Restricted Person is exposed in the conduct of its business or the management of its liabilities, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Restricted Person, which in the case of each of clauses (a) and (b) are entered into for bona fide risk mitigation purposes and are not speculative in nature; provided that at the time any such Swap Agreement is entered into, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
Section 5.4.    Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person, except that any Subsidiary of Borrower may be merged into or consolidated with (a) another Subsidiary of Borrower, so long as a Guarantor is the surviving business entity, or (b) Borrower, so long as Borrower is the surviving business entity. No Restricted Person will issue any Disqualified Capital Stock. Each Restricted Subsidiary of Borrower shall be Controlled by Borrower.
Section 5.5.    Limitation on Dispositions. No Restricted Person will Dispose of any of its material assets or properties or any material interest therein, except:
(a)equipment that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;
(b)inventory that is sold in the ordinary course of business on ordinary trade terms;
(c)Equity of any of Borrower’s Subsidiaries that is transferred to Borrower or a wholly-owned Subsidiary of Borrower;
(d)Dispositions of property by (i) Borrower to any Guarantor and (ii) any Subsidiary to Borrower or to a wholly-owned Subsidiary of Borrower; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;
(e)Dispositions and Casualty Events, the Net Cash Proceeds of which are (i) reinvested within 180 days of such Disposition or Casualty Event in Midstream Assets (or, if committed to be reinvested, within 90 days after the end of such 180-day period), or (ii) otherwise applied to repay the Loans to the extent required by Section 2.7(b).
(f)Dispositions (whether by asset sales or by merger) that meet all of the following requirements:
(i)at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition,
(ii)the purchase price for such Disposition shall be at fair market value (as reasonably determined by the Board of Managers of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), and

(iii)the fair market value of the property Disposed, when aggregated with all Dispositions made during the term of this Agreement pursuant to this clause (f), does not exceed $15,000,000.
Following any such Disposition, the Borrower must make any mandatory prepayment required under this Agreement as and when so required.
(g)Dispositions resulting from the granting of Liens permitted by Section 5.2;
(h)Dispositions resulting from the making of Investments permitted by Section 5.7; and
(i)Dispositions resulting from the making of Distributions permitted by Section 5.6.
Section 5.6.    Limitation on Distributions. No Restricted Person will declare or make directly or indirectly any Distribution, other than:
(a)Distributions by Borrower to the holders of its Equity of additional Equity in Borrower (other than Disqualified Capital Stock);
(b)Distributions payable to Borrower or to Guarantors that are Subsidiaries of Borrower;
(c)cash Distributions by Borrower to the holders of its Equity, as Permitted Tax Distributions during the 30-day period following the end of a Fiscal Quarter; provided that (i) Borrower is treated as a pass through entity for federal income tax purposes, and (ii) no Default then exists or would result therefrom; and
(d)other cash Distributions by Borrower to the holders of its Equity, in addition to the cash Distributions permitted by Section 5.6(c) (if any), provided that (i) pro forma (using a Funded Debt amount from the most recent date practicable and using the Consolidated EBITDA amount from the most recently delivered Compliance Certificate), the Funded Debt to EBITDA Ratio, calculated in accordance with Section 6.2, is less than 3.50:1:00, (ii) at the time of such cash Distribution, Unused Availability is at least 15% of the Aggregate Commitment and (iii) at the time of such cash Distribution, no Default then exists or would result therefrom.
For purposes of Section 5.6(c), “Permitted Tax Distribution” means a cash Distribution to the holders of Borrower’s Equity, calculated with respect to the Fiscal Quarter most recently ended, and shall equal the product of (i) the maximum federal and state income tax rate applicable to individuals as in effect for the taxable year in question, utilizing the respective rates for ordinary income or capital gain, depending on the characterization of income as described below, and without giving effect to any phase-out of exemptions or deductions, multiplied by (ii) the excess of the amount of Borrower’s estimated taxable income for such quarter over Borrower’s cumulative net loss for all prior taxable periods (the excess of the net losses for all prior periods over the net income for all prior periods) allocated to the holders of Borrower’s Equity. Distributions with respect to the fourth Fiscal Quarter shall be based on the estimated taxable income of Borrower for the entire taxable year and shall take into account the prior quarterly distributions for such year. To the extent that Borrower’s actual taxable income for any Fiscal

Year exceeds the sum of the foregoing quarterly estimates for such year, then, if all conditions outlined above in this Section 5.6 remain satisfied, Borrower shall be entitled to make an additional distribution to the holders of its Equity calculated in the manner provided above based on the actual taxable income of Borrower. To the extent that Borrower’s actual taxable income for any Fiscal Year is less than the sum of the foregoing quarterly estimates for such year, then Borrower shall deduct an amount equal to the excess of the Permitted Tax Distributions actually made for such year over the amount that would have been made if calculated in the manner provided above on Borrower’s actual taxable income from the amounts it is otherwise entitled to distribute to the holders of its Equity in the next succeeding quarter or quarters.
Section 5.7.    Limitation on Investments and New Business. No Restricted Person will (a) engage directly or indirectly in any business or conduct any operations except for Midstream Activities, together with activities incidental or related thereto, or (b) make any Investments other than Permitted Investments and as permitted by Section 5.14.
Section 5.8.    Limitation on Credit Extensions. Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.
Section 5.9.    Transactions with Affiliates. Neither Borrower nor any Restricted Subsidiary of Borrower will engage in any transaction with any of its Affiliates (other than any other Restricted Person) on terms that are materially less favorable to it than those that would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, except in the ordinary course of and pursuant to the reasonable business requirements of their business.
Section 5.10.    Prohibited Contracts. Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction or other consensual restriction (other than under the Loan Documents or any agreements relating to Capital Lease Obligations or purchase money obligations permitted by this Agreement) on the ability of any Restricted Person to: (a) pay dividends or make other distributions to any other Restricted Person; (b) to redeem Equity held in it by any other Restricted Person; (c) to repay loans and other indebtedness owing by it to any other Restricted Person or (d) to transfer any of its assets to any other Restricted Person, other than, in each case, (i) any prohibition or limitation that exists pursuant to the applicable requirements of a Governmental Authority, or (ii) any customary provisions in leases, licenses and similar contracts as they affect any property or Lien subject to, or the assignment of, such lease, license or similar contract. No Restricted Person will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services that obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it (it being understood that usual and customary obligations pursuant to commodity offload agreements shall not constitute “take-or-pay” contracts and shall not be prohibited by this Section 5.10). No Restricted Person will amend or permit any amendment to any contract or lease that releases, qualifies, limits, makes contingent or otherwise detrimentally affects any material rights and benefits of Administrative Agent or Lenders under or acquired pursuant to any Security Document.
Section 5.11.    Certain Amendments.
(a)No Restricted Person will enter into any amendment or permit any modification of, or waive any material right or obligation of any Person under, its Organizational Documents, in each case in a manner that is materially adverse to Lender Parties.
(b)No Restricted Person will (i) cancel or terminate any Material Contract (or consent to or accept any cancellation or termination thereof), other than the termination of a Material Contract that terminates or expires by its own terms, or (ii) amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, or waive any breach of or default under any Material Contract, if such cancellation, termination, amendment, modification, consent, waiver or approval is materially adverse to Lender Parties.
Section 5.12.    Sale and Leaseback Transactions. No Restricted Person will, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction such Restricted Person sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset; provided, however, that the Restricted Persons may enter into such "sale and leaseback transactions" with aggregate sales prices not to exceed $2,000,000 in any fiscal year.
Section 5.13.    Negative Pledge. No Restricted Person will enter into any agreement (other than this Agreement or the Security Documents) prohibiting (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired in favor of the Lenders or the Administrative Agent for the benefit of the Lenders (provided that this provision is not intended to limit in any manner Restricted Persons’ obligations to grant Liens securing the Collateral as otherwise set forth in this Agreement or any other Loan Document) or (b) the ability of any Restricted Person to amend or otherwise modify this Agreement or any other Loan Document.
Section 5.14.    Acquisitions. The Borrower shall not, and shall not permit any other Restricted Person to, purchase or acquire any Equity in, any obligations or stock of, or all or substantially all of the assets of, any Person or any business unit of a Person, except:
(a)Permitted Investments; and
(b)purchases or acquisitions if (i) immediately prior to and after giving effect to any such purchase or acquisition, no Default or Event of Default shall have occurred or be continuing or will result therefrom, (ii) such purchase or acquisition is consummated in accordance with applicable Law, and (iii) immediately prior to and after giving effect to such purchase or acquisition of a company or business pursuant to this Section 5.14, the Borrower will be in pro forma compliance with the covenants set forth in Article VI, as evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on the earlier of (A) the date that the Borrower submits a Borrowing Notice if the Borrower is making a Borrowing in connection therewith, or (B) the date that the Borrower consummates the transaction requiring the delivery of such certificate.
Section 5.15.    Designation and Conversion of Restricted and Unrestricted Subsidiaries.
(a)Any Person that becomes a Subsidiary of Borrower or any Restricted Subsidiary shall be a Restricted Subsidiary unless such Person is hereafter designated as an Unrestricted Subsidiary in compliance with Section 5.15(b).
(b)The Borrower may designate by written notification thereof (including, for the avoidance of doubt, by delivering a supplement to Section 3.13 of the Disclosure Schedule) to the Administrative Agent, any Subsidiary acquired or formed after the Closing Date, as an Unrestricted Subsidiary if (i) before, and after giving effect, to such designation, no Default or Event of Default would exist, (ii) such designation is deemed to be an Investment in such Unrestricted Subsidiary on the date of such designation and such Investment is a Permitted Investment, (iii) after giving effect to such designation, Borrower will be in compliance with the financial covenants set forth in Article VI, (iv) such Unrestricted Subsidiary has no Indebtedness other than Indebtedness that is non-recourse to any Restricted Person, (v) such Unrestricted Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Restricted Person, (vi) such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding with any Restricted Person the terms of which agreement, contract, arrangement or understanding are materially less favorable to such Restricted Person than those that might be obtained at the time from Persons who are not Affiliates, (vii) such Unrestricted Subsidiary may not have any Indebtedness that has been guaranteed or is otherwise subject to any direct or indirect credit support from a Restricted Person, and (viii) such Unrestricted Subsidiary may not have any Indebtedness the default on which in any respect would permit any holder of any other Indebtedness of a Restricted Person to declare a default on such other Indebtedness or cause payment thereof to be accelerated or payable prior to its stated maturity. To the extent that any newly designated Unrestricted Subsidiary itself has any Subsidiaries when it is designated as an Unrestricted Subsidiary, such Subsidiaries must also be designated as Unrestricted Subsidiaries in compliance with this Section 5.15(b). Except as provided in this Section 5.15(b), no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.
(c)If, at any time, any Unrestricted Subsidiary ceases to comply with the requirements set forth above in paragraph (b), it shall immediately thereupon be deemed to be a Restricted Person for all purposes of this Agreement and the other Loan Documents, including that any Indebtedness of such Subsidiary will be deemed to have been incurred by a Restricted Subsidiary of the Borrower as of such date and must be permitted by Section 5.1 and any Liens on assets of such Restricted Person must be Permitted Liens. The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower in an amount equal to the outstanding Indebtedness of such Unrestricted Subsidiary on such date of designation and such designation will only be permitted if (i) such Indebtedness is Indebtedness permitted by Section 5.1 and (ii) no Default or Event of Default would be in existence upon such designation. On the date of any such designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Restricted Subsidiary shall comply with Section 4.14 and Section 4.15. On any such redesignation, an amount equal to the lesser of the fair market value of Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of Borrower’s cash investment previously made in such Subsidiary shall be deemed no longer outstanding for purposes of the limitation on Investments.
ARTICLE VI - Financial Covenants.
Section 6.1.    Minimum Interest Coverage Ratio. As of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2018, Borrower will not permit the Interest Coverage Ratio as of the end of such Fiscal Quarter to be less than 2.50 to 1.00.
Section 6.2.    Maximum Funded Debt to EBITDA Ratio. As of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2018, Borrower will not permit the Funded Debt to EBITDA Ratio as of the end of such Fiscal Quarter, to exceed 4.00 to 1.00.
ARTICLE VII - Conditions Precedent
Section 7.1.    Closing Date Conditions. The obligation of each Lender to make its initial Loan hereunder and LC Issuer to issue the initial Letter of Credit hereunder is subject to satisfaction of the following conditions precedent:
(a)Loan Documents. Administrative Agent shall have received duly executed (and properly acknowledged where applicable) and delivered counterparts of each Loan Document (i) in form, substance and date satisfactory to Administrative Agent, and (ii) in such numbers as Administrative Agent or its counsel may request. In connection with the execution and delivery of the Security Documents, Administrative Agent shall have received UCC financing statements (duly authorized) as Administrative Agent may request to perfect the Liens granted pursuant to such Security Documents.
(b)Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Restricted Person, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto, (ii) signature and incumbency certificates of the officers of such Restricted Person executing the Loan Documents to which it is a party, (iii) resolutions of the board of directors or similar governing body of each Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment and (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which its operations or property requires such qualification, each dated a recent date prior to the Closing Date.
(c)Closing Certificate. Administrative Agent shall have received a “Closing Certificate” of a Responsible Officer of Borrower, of even date with this Agreement, in which such Responsible Officer certifies to the satisfaction of each of the conditions set out in this Section 7.1 and subsections (a) and (b) of Section 7.2.

(d)Governmental Authorizations and Consents. Each Restricted Person shall have obtained all governmental authorizations from any Governmental Authority and all consents of other Persons, in each case that are necessary or reasonably deemed by Administrative Agent to be advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(e)Environmental Reports. Administrative Agent shall have received copies of existing reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to Restricted Persons’ material real property assets.
(f)Evidence of Insurance. Administrative Agent shall have received a certificate from Restricted Persons’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 4.8 is in full force and effect and that Administrative Agent has been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 4.8. In addition, Administrative Agent shall have received, with respect to the Closing Date Real Property but only as required by Flood Insurance Laws, (i) standard flood hazard determination forms and (ii) if any property is located in a special flood hazard area, (x) notices to (and confirmations of receipt by) Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by Administrative Agent.
(g)Opinions of Counsel to Restricted Persons. Administrative Agent shall have received executed copies of the favorable written opinions of counsel to Restricted Persons in the form of Exhibit D and opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).
(h)Fees. Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees or reimbursements required to be paid to Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document or any commitment agreement heretofore entered into. Administrative Agent shall have received payment from Borrower for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with filing any recordation of any Security Document and for which invoices have been presented as of the Closing Date. The Administrative Agent shall have received all fees payable under the Fee Letter.

(i)No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to cause a Material Adverse Change.
(j)Completion of Proceedings. All limited liability company and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
(k)Material Adverse Change. No event or circumstance shall have occurred or be continuing since December 31, 2017, that has caused, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Change.
(l)Material Contracts. Borrower shall have delivered to Administrative Agent a certificate certifying that the documents listed therein are all of the Material Contracts (including all waivers, supplements or amendments thereto), in each case in the form existing on the Closing Date.
(m)Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Midstream Assets and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the financing contemplated hereby.
(n)KYC Documentation. Administrative Agent and Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, but not restricted to, the Patriot Act.
(o)Other Documentation. Administrative Agent shall have received all documents and instruments that Administrative Agent has then reasonably requested at least 5 Business Days prior to the Closing Date, in addition to those described in this Section 7.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.
Without limiting the generality of the provisions of Article X, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required under this Section 7.1 to be consented to or approved by or acceptable to a Lender unless Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 7.1 by and on behalf of Borrower or any other Restricted

Person shall be in form and substance satisfactory to Administrative Agent and its counsel. Administrative Agent shall notify Borrower and Lenders of the Closing Date, and such notice shall be conclusive and binding.
Section 7.2.    Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and no LC Issuer has any obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:
(a)All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Loan or such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or such Letter of Credit, except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof) as of such specific date, and except that for purposes of this Section 7.2, the representations and warranties contained in Section 3.6(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 4.2(a) and 4.2(b).
(b)No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit (or would result after giving effect thereto).
(c)No Material Adverse Change shall have occurred to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change, since the date of the most recently delivered financial statements pursuant to Section 4.2(a).
(d)The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.
ARTICLE VIII - Events of Default and Remedies
Section 8.1.    Events of Default. Each of the following events constitutes an Event of Default (“Event of Default”) under this Agreement:
(a)Any Restricted Person fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;
(b)Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within 3 Business Days after the same becomes due;

(c)Any “default” or “event of default” occurs under any Loan Document that defines such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;
(d)Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 4.3, Section 4.4, Section 4.6 (with respect to organization or maintenance of existence), Section 4.16, Article V or Article VI;
(e)Any Restricted Person fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of 30 days after notice of such failure is given by Administrative Agent to Borrower;
(f)Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 3.5 for any reason other than its release or subordination by Administrative Agent in accordance with the terms of this Agreement;
(g)An “Event of Default” or a “Termination Event” (as each such term is defined in any Swap Agreement to which a Restricted Person is a party) occurs under such Swap Agreement, such Restricted Person is a “Defaulting Party” or an “Affected Party” (as each such term is defined in such Swap Agreement), and the obligations owing by such Restricted Person under such Swap Agreement exceed the Threshold Amount;
(h)Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of the Threshold Amount, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;
(i)A Termination Event occurs that, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Restricted Person in an aggregate amount in excess of the Threshold Amount, or any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions and Termination Events, if any, would reasonably be expected to result in a Material Adverse Change;
(j)Any Restricted Person:
(i)suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of 60 consecutive days; or

(ii)commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or
(iii)suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 30 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or
(iv)suffers the entry against it of (1) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of the Threshold Amount (not covered by insurance satisfactory to Administrative Agent in its discretion), or (2) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Change and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(v)suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within 30 days after the entry or levy thereof or after any stay is vacated or set aside;
(k)Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Secured Obligations, ceases to be in full force and effect; or any Restricted Person or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Restricted Person denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; and
(l)Any Change of Control occurs.
Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii), (j)(iii) or (j)(v) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each other Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further

Loans and any obligation of any LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time shall, upon written instructions from Required Lenders, without notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate the Aggregate Commitment and any obligation of Lenders to make Loans hereunder, and any obligation of any LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each other Restricted Person who at any time ratifies or approves this Agreement.
Section 8.2.    Remedies. If any Event of Default shall occur and be continuing, Required Lenders, or Administrative Agent at the direction of Required Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.
Section 8.3.    Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Liabilities have automatically been required to be Cash Collateralized as set forth in Section 2.14), any amounts received on account of the Secured Obligations shall be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 4.9) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (excluding other amounts provided for in clauses “Third” or “Fourth” below) payable to Lenders, LC Issuer and Lender Counterparties (including fees, charges and disbursements of counsel to the respective Lenders and LC Issuer, and amounts payable under Section 2.16 or 2.17), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees, accrued and unpaid interest on the Loans, accrued and unpaid interest on Obligations described in clause (b) of the definition of Letter of Credit Liabilities, accrued and unpaid interest on Cash Management Obligations, and accrued and unpaid interest on Swap Obligations under Specified Swap Agreements, ratably among Lenders, LC Issuer, Cash Management Lenders, and Lender Counterparties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Obligations described in clause (b) of the definition of Letter of Credit Liabilities, obligations to Cash Collateralize pursuant to Section 2.14, Cash Management Obligations, and amounts due under or in connection with Specified Swap Agreements (including amounts payable in connection with the early termination of Swap Agreements), ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, pro rata to the payment of any other Secured Obligations; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;
provided that, to the extent that any Excluded Swap Obligations exist with respect to any Guarantor, monies or property received from such Guarantor or from the proceeds of any Collateral provided by such Guarantor may not be shared with Lender Counterparties to the extent that doing so would violate the Commodity Exchange Act (but to the maximum extent allowed under applicable Law the amounts received or recovered from the other Restricted Persons will instead be allocated to Lender Counterparties as necessary to achieve the overall ratable applications of monies and property intended by this section but for this proviso).
Subject to Section 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Swap Obligations under Specified Swap Agreements and Cash Management Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be. Each Lender Counterparty or Cash Management Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.
Section 8.4.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, LC Issuer or any such Affiliate, to or for the credit or the account of Borrower or any other Restricted Person against any and all of the obligations of Borrower or such Restricted Person now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer or their respective Affiliates, irrespective of whether or not such Lender, LC Issuer, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such other Restricted Person may be contingent or unmatured or are owed to a branch, office, or Affiliate of such Lender or LC Issuer different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, LC Issuer, and the Lenders, and (b) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, LC Issuer and their respective Affiliates under this section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 8.5.    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, LC Issuer or any Lender, or Administrative Agent, LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and LC Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 8.6.    Cure Right
(a)Notwithstanding anything to the contrary contained in this Agreement, if:
(i)Borrower fails to comply with the requirements of any financial covenant set forth in Article VI as of the last day of any Fiscal Quarter; and
(ii)during the period (the “Cure Period”) beginning ten Business Days prior to such day and ending twenty Business Days after the date on which financial statements with respect to such Fiscal Quarter are required to be delivered pursuant to Section 4.2, Borrower receives a Specified Equity Contribution, then Consolidated EBITDA for such Fiscal Quarter shall, for the purposes of the financial covenants set forth in Article VI, be deemed increased by the amount of the net cash proceeds so contributed, up to (but not exceeding) the amounts required to cause Borrower to be in compliance with such financial covenants pursuant to the operation of this Section 8.6. The rights of Borrower under this Section 8.6 with respect to any Cure Period are herein called the “Cure Right”.
(b)If, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of Section 6.1 and Section 6.2, Borrower shall be deemed to have satisfied the requirements of Section 6.1 and Section 6.2 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith, and the applicable breach or default of the financial covenant set forth in Article VI that had occurred shall be deemed cured for the purposes of this Agreement.
(c)Upon receipt by Administrative Agent of written notice that Borrower intends to exercise its Cure Right during a Cure Period, Administrative Agent and Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies under the Loan Documents on the basis of a failure to comply with any financial covenant set forth in Article VI, unless such failure is not cured pursuant to the operation of this section during such Cure Period.
(d)The parties hereby acknowledge and agree that (i) the Cure Right does not apply to covenants in this Agreement other than those in set forth in Article VI, (ii) any deemed increase to Consolidated EBITDA in any Fiscal Quarter pursuant to the Cure Right shall be applied solely for the purpose of effecting compliance with Section 6.1 and Section 6.2 with respect to any period that includes such Fiscal Quarter and not for any other purpose under any Loan Document, , (iii) the Cure Right may not be exercised more than two times during any four fiscal quarter period, (iv) the Cure Right may not be exercised more than four times during the term of this Agreement, and (v) the Cure Right does not include any pro forma or actual reduction in Indebtedness with the proceeds of any Specified Equity Contribution (even if the proceeds of any Specified Equity Contribution are actually used to repay Indebtedness, and regardless of whether the proceeds of the Specified Equity Contribution are received before or after the last day of any applicable Fiscal Quarter).
ARTICLE IX - Expenses; Indemnity; Damage Waiver.
Section 9.1.    Costs and Expenses. Borrower shall promptly pay (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable out of pocket expenses incurred by Administrative Agent and its Affiliates (including reasonable fees and expenses of attorneys (which shall be limited to fees and expenses of one counsel to Administrative Agent and its Affiliates taken as a whole and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of Administrative Agent and its Affiliates taken as a whole and solely in the case of a conflict of interest, one additional counsel and (if reasonably necessary) one local counsel in each relevant jurisdiction to the affected Administrative Agent or its Affiliates similarly situated), consultants, reserve engineers, accountants, and other advisors, travel costs, expenses related to the Platform and in connection with the issuance of CUSIP numbers, and other miscellaneous expenses) in connection with (1) the syndication of the credit facilities provided for herein, (2) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (4) any action reasonably required in the course of administration hereof, or (5) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any other Loan Document, (iii) all reasonable out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all out of pocket expenses incurred by or on behalf of any Lender Party (including fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs, court costs, and miscellaneous expenses) (A) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this section), or the defense of any such exercise or enforcement, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
Section 9.2.    Indemnification. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Restricted Person, and regardless of whether any Indemnitee is a party thereto. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower or any other Restricted Person against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such other Restricted Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim brought by one or more Indemnitees against any other Indemnitee (other than any claims arising out of any act or omission on the part of the Borrower or any of its Affiliates).
Section 9.3.    Reimbursement by Lenders. To the extent that any Restricted Person for any reason fails to indefeasibly pay any amount required under Section 9.1 or 9.2 to be paid by it to Administrative Agent (or any sub-agent thereof), LC Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer, or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity.
Section 9.4.    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each of Borrower, Administrative Agent, LC Issuer and each Lender shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof, provided that nothing contained in this sentence shall limit any Indemnitee’s rights to indemnification under Section 9.2. No Indemnitee referred to in Section 9.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
Section 9.5.    Payments. All amounts due under this section shall be payable not later than 10 days after written demand therefor.
Section 9.6.    Survival. Each party’s obligations under this Article IX shall survive the termination of the Loan Documents and payment of the obligations hereunder.
ARTICLE X - Administrative Agent
Section 10.1.    Appointment and Authorization. Each Lender and LC Issuer hereby irrevocably appoints and authorizes Administrative Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.1 and to the terms of the other Loan Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders and LC Issuer. The provisions of this Article X are solely for the benefit of Administrative Agent, Lenders and LC Issuer, and neither Borrower nor any other Restricted Person shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and LC Issuer and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Restricted Person. Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.
Section 10.2.    Administrative Agent and Affiliates. Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent, and Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Restricted Person or Affiliate of any Restricted Person as if it were not Administrative Agent hereunder.
Section 10.3.    Action by Administrative Agent. The duties of Administrative Agent shall be mechanical and administrative in nature. Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or LC Issuer. Nothing in this Agreement or any of the other Loan Documents is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.
Section 10.4.    Consultation with Experts. Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 10.5.    Liability of Administrative Agent. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender or LC Issuer for any action taken or not taken by it in connection with the Loan Documents, except that Administrative Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Notwithstanding the foregoing, neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document; (iii) the satisfaction of any condition specified in any Loan Document; (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Restricted Person. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
Section 10.6.    Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Administrative Agent (to the extent not reimbursed by Borrower) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Administrative Agent may suffer or incur in connection with the Loan Documents or any action taken or omitted by Administrative Agent hereunder or thereunder. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
Section 10.7.    Right to Request and Act on Instructions. Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals that by the terms of this Agreement or of any of the other Loan Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.6.
Section 10.8.    Credit Decision. Each Lender and LC Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

Section 10.9.    Collateral & Guaranty Matters.
(a)Lenders and LC Issuer irrevocably authorize Administrative Agent, at its option and in its discretion, to (i) release any Lien granted to or held by Administrative Agent under any Security Document (1) upon Payment in Full, or (2) on any property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), and (ii) release or subordinate any Lien on any property granted to or held by Administrative Agent under any Security Document to any Lien on such property that is permitted by Section 5.2. Upon request by Administrative Agent at any time, Lenders and LC Issuer will confirm Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 10.9(a).
(b)Lenders and LC Issuer irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under its guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon Payment in Full. Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under its guaranty pursuant to this Section 10.9(b).
Section 10.10.    Agency for Perfection. Administrative Agent and each Lender hereby appoint each of Administrative Agent and each other Lender, respectfully, as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.
Section 10.11.    Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify each Lender of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
Section 10.12.    Successor Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders, LC Issuer and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the retiring Administrative Agent’s resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders (but without any obligation) appoint a successor Administrative Agent. From and following the expiration of such 30 day period, Administrative Agent shall have the exclusive right, upon 1 Business Days’ notice to Borrower, Lenders and LC Issuer, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this section. The provisions of this Agreement (including the indemnification provisions herein) shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.
Section 10.13.    Disbursements of Loans; Payment and Sharing of Payment.
(a)Loan Advances, Payments and Settlements; Interest and Fee Payments. Administrative Agent shall have the right, on behalf of Lenders (other than Non-Funding Lenders), to disburse funds to Borrower for all Loans requested or deemed requested by Borrower pursuant to the terms of this Agreement regardless of whether the conditions precedent set forth in Section 7.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect to the making of such Loans; provided that Administrative Agent shall not advance any Loan pursuant to this clause (a) if the Facility Usage exceeds the Aggregate Commitment, either before or after giving effect to the making of any proposed Loan. Administrative Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender, other than any Defaulting Lenders, will fund its Pro Rata Share of all Loans requested by Borrower. Each Lender (other than any Defaulting Lender) shall reimburse Administrative Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Administrative Agent pursuant hereto, or if Administrative Agent so requests, each Lender will remit to Administrative Agent its Pro Rata Share of any Loan before Administrative Agent disburses the same to Borrower. If Administrative Agent elects to require that each Lender make funds available to Administrative Agent, prior to a disbursement by Administrative Agent to Borrower, Administrative Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than noon on the date of funding of such Loan, and each such Lender shall, subject to the provisions of Article VII, pay Administrative Agent on such date such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Administrative Agent to Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within 1 Business Day after Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Administrative Agent. Any repayment required by Borrower pursuant to this Section 10.13(a) shall be accompanied by accrued interest thereon from and including the date such amount is made available to Borrower to but excluding the date of payment at the rate of interest then applicable to the Loans. Nothing in this Section 10.13(a) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
On a Business Day of each week as selected from time to time by Administrative Agent, or more frequently (including daily), if Administrative Agent so elects (each such day being a “Settlement Date”), Administrative Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s Pro Rata Share of the Facility Usage as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual Pro Rata Share of the Facility Usage to such Lender’s required Pro Rata Share of the Facility Usage as of any Settlement Date, the party from which such payment is due shall pay Administrative Agent, without setoff or discount, to the Payment Account not later than noon on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first 3 days following the scheduled date of settlement, and thereafter at the Default Rate for Base Rate Loans.
On each Settlement Date, Administrative Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan, to the extent of such Lender’s credit exposure with respect thereto, and shall make payment to such Lender not later than noon on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Administrative Agent, as the same may be modified from time to time by written notice to Administrative Agent; provided, that, in the case such Lender is a Defaulting Lender, Administrative Agent shall be entitled to set off the funding short‑fall against that Defaulting Lender’s respective share of all payments received from Borrower.
The provisions of this Section 10.13(a) shall be deemed to be binding upon Administrative Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Restricted Person.
(b)Return of Payments. If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.
If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
(c)Defaulting Lenders. The failure of any Defaulting Lender to make any Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Loan or payment, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Defaulting Lender to make a Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document, except to the extent otherwise expressly provided for in Section 11.1.
(d)Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.20) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 10.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.
Section 10.14.    Right to Perform, Preserve and Protect. If any Restricted Person fails to perform any obligation hereunder or under any other Loan Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrower’s expense. Administrative Agent is further authorized by Borrower, Lenders and LC Issuer to make expenditures from time to time that Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 10.14. Each Lender hereby agrees to indemnify Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 10.14, and all such amounts shall be deemed to be included within and covered by Borrower’s indemnification obligation more particularly described in Section 9.2 of this Agreement.
Section 10.15.    Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Loan Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender or LC Issuer. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.
Section 10.16.    Agreement to Assignment of ISDA Master Agreement. Each Lender hereby agrees (on behalf of itself and any of its Affiliates party to a Specified Swap Agreement with any Restricted Person) that the rights of Restricted Persons under Specified Swap Agreements with such Lender (or, if applicable, its Affiliate) may be included in the Collateral.
Section 10.17.    Swap Obligations and Cash Management Obligations. Except as otherwise expressly set forth herein or in any other Loan Document, no Approved Counterparty or Cash Management Lender that obtains the benefits of Section 8.3 or any other Loan Document by virtue of the provisions hereof or thereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any

Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Specified Swap Agreements and Cash Management Obligations unless Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Approved Counterparty or Cash Management Lender, as the case may be.
ARTICLE XI - Miscellaneous
Section 11.1.    Waivers and Amendments; Acknowledgments.
(a)Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender Party in exercising any right, power or remedy that such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent or LC Issuer, by such party, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Required Lenders. Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender affected thereby, execute and deliver on behalf of such Lender any waiver or amendment that would: (1) waive any of the conditions specified in Section 7.1; (2) increase the maximum amount that such Lender is committed hereunder to lend; (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Loans; (4) extend the Maturity Date, waive the provisions of Section 2.7, or postpone any date fixed for any payment of any such fees, principal or interest; (5) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Pro Rata Shares that are required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents; (6) release Borrower from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment (except pursuant to Section 10.9(b)); (7) release all or substantially all of the Collateral (except pursuant to Section 10.9(a)); (8) amend the pro-rata sharing provisions in Section 10.13(d); or (9) amend this Section 11.1(a). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, and the principal amount of Loans of any Defaulting Lender may not be decreased, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. For the avoidance of doubt, (1) any waiver of (A) the applicability of any Default Rate or (B) any mandatory prepayment and (2) any changes to any financial covenants (or the ratios contained therein) or the applicable definitions or methods of calculations will, in each case, require the approval of the Required Lenders and will not constitute modifications, waivers, or amendments requiring approval of all Lenders or all Lenders affected thereby.
(b)Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any other Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 11.4(c), Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lender Parties, provided that, solely for purposes of Section 11.4(c), Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or a Default occur or exist, each Lender Party will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or a Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.
(c)Joint Acknowledgment. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Section 11.2.    Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until Payment in Full of all of the Secured Obligations shall have occurred and the Aggregate Commitment of the Lenders shall have terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Section 2.16 and/or Section 2.17 and any obligations that any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII, IX and X shall survive until all of the Security Documents and Swap Agreements have been terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions that are expressly made applicable to it by the terms of the various Loan Documents.
Section 11.3.    Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the address or facsimile number, as applicable, specified for such person on the signature pages hereof or in the Lenders Schedule, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for such person on the signature pages hereof or in the Lenders Schedule.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.
(i)Borrower (and each Restricted Person by signing its guaranty) agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to LC Issuer and Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower or the other Restricted Persons, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any other Restricted Person’s, Administrative Agent’s or any other Lender Party’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Restricted Person pursuant to any Loan Document or the transactions contemplated therein that is distributed to Administrative Agent, any Lender or LC Issuer by means of electronic communications pursuant to this section, including through the Platform.
Section 11.4.    Successors and Assigns; Joint and Several Liability.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this section, (ii) by way of participation in accordance with the provisions of subsection (d) of this section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(1)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(2) of this section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(2)in any case not described in subsection (b)(i)(1) of this section, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(2) of this section and, in addition:
(1)the consent of Borrower (such consent not to be unreasonably withheld or delayed (it being understood that it shall not be unreasonable for the Borrower to withhold its consent to any proposed assignment to any Person that is not a commercial bank regularly engaged in the business of originating revolving credit facilities in the midstream sector in the ordinary course of business)) shall be required unless (x) an Event of Default described in Section 8.1(a), 8.1(b), 8.1(j)(i), 8.1(j)(ii), 8.1(j)(iii), or 8.1(j)(v) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(2)the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(3)the consent of LC Issuer shall be required for any assignment.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an administrative questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (1) Borrower or any of Borrower’s Affiliates or Subsidiaries or (2) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, LC Issuer, and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, and subject to the requirements of, Sections 2.16, 2.17, and 8.4, and Article IX with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding any provision of this Section 11.4, (i) the consent of Borrower and its execution of an Assignment and Assumption shall not be required, and, unless requested by the Eligible Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by Borrower, for any assignment that occurs at any time when any Default or Event of Default listed in Section 11.4(b)(iii)(1)(x) shall have occurred and be continuing and (ii) Borrower shall not unreasonably withhold or delay in providing any consent or executing any Assignment and Assumption otherwise required under this Section 11.4. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this section.
(c)Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Tulsa, Oklahoma, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender

Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower or any Lender Party, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, LC Issuer, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 2.17(e) and 10.6 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 11.1(a) that affects such Participant. Subject to subsection (e) of this section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.4 as though it were a Lender.
Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The Participant Register shall be available for inspection by Administrative Agent or Borrower at any reasonable time and from time to time upon reasonable prior notice; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Joint and Several Liability. All Obligations that are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.
Section 11.5.    Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided by this Agreement, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to such credit facilities; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this section, or (y) becomes available to such Lender Party or any of its Affiliates on a nonconfidential basis from a source other than a Restricted Person. Notwithstanding the preceding provisions of this Section 11.5 to the contrary, Administrative Agent may disclose the existence of this Agreement and information about this Agreement, as amended from time to time, to the “Gold Sheets” and other market data collectors and trade publications and in “tombstone” advertisements, such information to consist of deal terms and other information customarily found in such publications, services and advertisements.
For purposes of this section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender Party on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 11.6.    Governing Law; Submission to Process. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OKLAHOMA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. BORROWER AND EACH OTHER RESTRICTED PERSON HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF TULSA, STATE OF OKLAHOMA, AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER AND EACH OTHER RESTRICTED PERSON EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER AND EACH OTHER RESTRICTED PERSON HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER OR SUCH OTHER RESTRICTED PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER OR SUCH RESTRICTED PERSON AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
Section 11.7.    Limitation on Interest Lender Parties, Restricted Persons and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof, such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the Highest Lawful Rate from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the Highest Lawful Rate from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith. Lender Parties expressly disavow any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of the Obligations to an amount in excess of the Highest Lawful Rate then in effect, then all sums determined to constitute interest in excess of the Highest Lawful Rate shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the Highest Lawful Rate, Lender Parties and Restricted Persons (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the Highest Lawful Rate in order to lawfully contract for, charge, or receive the Highest Lawful Rate. As used in this section, the term “applicable Law” means the Laws of the State of Oklahoma or the Laws of the United States, whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.
Section 11.8.    Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law. Without limiting the foregoing provisions of this Section 11.8, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or LC Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 11.9.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.10.    Waiver of Jury Trial, Etc. EACH OF BORROWER, ADMINISTRATIVE AGENT, LC ISSUER AND LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL

RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF BORROWER, ADMINISTRATIVE AGENT, LC ISSUER AND LENDERS ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF BORROWER, ADMINISTRATIVE AGENT, LC ISSUER AND LENDERS WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS. EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.11.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower and each other Restricted Person acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Restricted Person and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, and Borrower and each other Restricted Person is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Restricted Person or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Administrative Agent has neither assumed nor will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Restricted Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent has advised or is currently advising Borrower, any other Restricted Person or any of their respective Affiliates on other matters) and Administrative Agent has no obligation to Borrower, any other Restricted Person or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Restricted Persons and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Administrative Agent will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Restricted Persons has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and the other Restricted Persons hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.
Section 11.12.    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and each other Restricted Person that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Restricted Person, which information includes the name and address of Borrower and each other Restricted Person and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each other Restricted Person in accordance with the Patriot Act.
Section 11.13.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 11.14.    Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor to honor all of its obligations under its Guaranty in respect of Swap Agreements (provided, however, that the Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section shall remain in full force and effect until discharged in accordance with Section 11.2. The Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a (18) (A) (v) (II) of the Commodity Exchange Act.
Section 11.15.    Matters Relating to Swap Agreement.
(a)The rate, asset, liability or other notional item underlying any Specified Swap Agreement regarding an interest or monetary rate, or foreign exchange swap, entered into or executed in connection with this Agreement is, or is directly related to, a financial term hereof.
(b)The aggregate notional amount of all Swap Agreements entered into or executed by Borrower in connection with the financial terms of this Agreement, whether entered into or executed with Borrower or any other individual or entity, will not at any time exceed the aggregate principal amount outstanding hereunder, as such amounts may be determined or calculated contemporaneously from time to time during and throughout the term of this Agreement.
(c)Each Swap Agreement entered into or executed in connection with the financial terms of this Agreement has been or will be entered into no earlier than 90 days before and no later than 180 days after the date hereof or of any transfer of principal hereunder.
(d)The purpose of any Swap Agreements in respect of any commodity entered into or executed in connection with this Agreement is to hedge commodity price risks incidental to Borrower’s business and arising from potential changes in the price of such commodity.
(e)Each Swap Agreement entered into or executed in connection with this Agreement mitigates against the risk of repayment hereof and is not for the purpose of speculation.
For purposes of this section, the term (i) “financial term” shall include the duration or term of this Agreement, rate of interest, the currency or currencies in which the Loan is made and its principal amount, and (ii) “transfer of principal” means any draw of principal under this Agreement, any amendment, restructuring, extension or other modification of this Agreement.
Section 11.16.    Release of Subsidiary Guarantees and Collateral.
(a)A Guarantor shall automatically be released from its obligations under the Guaranty (i) as set forth in clause (c) below, (ii) on such Guarantor having been designated as an Unrestricted Subsidiary in accordance with the terms hereof, (iii) on all the Equity in such Guarantor held by the Borrower and the Restricted Subsidiaries having been sold or otherwise disposed of (other than to the Borrower or any of its Restricted Subsidiaries) (including by merger or consolidation) in any transaction not prohibited hereunder, (iv) on such Guarantor having ceased to be a wholly owned Subsidiary as a result of the consummation of any sale or disposition of all or any part of the Equity of such Subsidiary not prohibited hereunder and entered into for a valid business purpose, or (v) if the release of such Guarantor from its obligations under the Guaranty is approved or authorized in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required).
(b)The Liens granted to the Administrative Agent by the Restricted Persons on any Collateral shall be released by the Administrative Agent (i) in full, as set forth in clause (c) below, (ii) on the sale or disposition of such Collateral to any Person other than another Restricted Person in a transaction not prohibited under this Agreement, (iii) if the release of such Lien is approved or authorized in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required), (iv) to the extent the property constituting such Collateral is owned by any Guarantor, on the release of such Guarantor from its obligations under the Guaranty in accordance with Section 11.16(a), (v) as required by the Administrative Agent to effect any sale or disposition of Collateral in connection with any exercise of remedies of the Administrative Agent under the Security Documents, and (vi) on such property no longer constituting Collateral under the terms of the Loan Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) on all interests retained by the Lenders, including the proceeds of any sale or disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.
(c)Each of the Guarantors shall be automatically released from its obligations under its Guaranty, each of the Restricted Persons shall be automatically released from its obligations under the Security Documents to which it is a party and all Liens granted to the Administrative Agent by the Restricted Persons on any Collateral shall automatically be released upon Payment In Full and the Aggregate Commitment of the Lenders shall have terminated.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.
SUPERIOR PIPELINE COMPANY, L.L.C.,
as Borrower
By: /s/ Mark E. Schell
Name: Mark E. Schell
Title: Senior Vice President and General Counsel

Address:	8200 South Unit Drive
Tulsa, Oklahoma 74132

Telephone: (918) 493-7700
Fax: (918) 496-6302

SIGNATURE PAGE
TO CREDIT AGREEMENT

BOKF, NA dba BANK OF OKLAHOMA,
as Administrative Agent, LC Issuer and a Lender

By:     /s/ Matt Chase
Name: Matt Chase
Title: Senior Vice President

Address:    One Williams Center, 8th Floor
Tulsa, OK 74192

Telephone: (918) 588-6641
Fax: (918) 588-6880

SIGNATURE PAGE
TO CREDIT AGREEMENT

BANK OF AMERICA, NA,
as a Lender

By:     /s/ Pace Doherty
Name:    Pace Doherty
Title:    Vice President

Address:    700 Louisiana, 13th Floor
Houston, TX 77002

Telephone: 713-247-6960
Fax: 713-247-7286

SIGNATURE PAGE
TO CREDIT AGREEMENT

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:     /s/ Parul June                                 Name:    Parul June
Title:    Senior Vice President

Address:    333 Clay Street, Suite 4495
Houston, TX 77002

Telephone: 713-797-2142
Fax: 888-707-4162

SIGNATURE PAGE
TO CREDIT AGREEMENT

BMO HARRIS BANK N.A.,
as a Lender

By:     /s/ Kevin Utsey
Name:    Kevin Utsey
Title:    Managing Director

Address:    700 Louisiana, Suite 2100
Houston, TX 77002

Telephone: 713-546-9720
Fax: 713-223-4007

SIGNATURE PAGE
TO CREDIT AGREEMENT

CANADIAN IMPERIAL BANK OF COMMERCE,
NEW YORK BRANCH, as a Lender

By:     /s/ Trudy Nelson
Name:    Trudy Nelson
Title:    Managing Director,
Corporate Banking - Energy

Address:    1001 Fannin Street, Suite 4450
Houston, TX 77002

Telephone: 713-210-4103
Fax: 713-210-4129

SIGNATURE PAGE
TO CREDIT AGREEMENT

COMERICA BANK,
as a Lender

By:     /s/ Jeffrey M. LaBauve
Name:    Jeffrey M. LaBauve
Title:    Vice President

Address:    1717 Main Street, 4th Floor
Dallas, TX 75021

Telephone: 214-462-4341
Fax: 214-462-4240

SIGNATURE PAGE
TO CREDIT AGREEMENT

COMPASS BANK,
as a Lender

By:     /s/ Kathy Bowen
Name:    Kathy Bowen
Title:    Managing Director

Address:    2200 Post Oak Bldg., 17th Floor
Houston, TX 77056

Telephone: 713-968-8273
Fax:

SIGNATURE PAGE
TO CREDIT AGREEMENT

THE TORONTO-DOMINION BANK,
NEW YORK BRANCH, as a Lender

By:     /s/ Evans Swann
Name:    Evans Swann
Title:    Director

Address:    CM HOU - FGN
909 Fannin, Suite 1100
Houston, TX 77010

Telephone: 713-653-8216
Fax:

SIGNATURE PAGE
TO CREDIT AGREEMENT